UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

UMH Properties, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

UMH PROPERTIES, INC.

Juniper Business Plaza, 3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

May 28, 2025

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of UMH Properties, Inc., a Maryland corporation (the “Company”), will be held on Wednesday, May 28, 2025, at 4:00 p.m., Eastern Time, at the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728, to consider and vote on the following matters, each as more fully described in the accompanying proxy statement:

1. The election of four Class I directors, each to hold office until the Company’s annual meeting of shareholders in 2028 and until their respective successors are duly elected and qualified;

2. The ratification of the appointment of PKF O’Connor Davies, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025;

3. An advisory resolution to approve the compensation of the Company’s executive officers for the year ended December 31, 2024;

4. The approval of an amendment to the 2023 Equity Incentive Award Plan; and

5. Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors of the Company has fixed the close of business on March 7, 2025, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

EVEN IF YOU PLAN TO BE PRESENT IN PERSON, YOU SHOULD AUTHORIZE A PROXY TO VOTE YOUR SHARES PRIOR TO THE MEETING USING THE METHODS DETAILED ON PAGES 10 AND 11 OF THIS PROXY STATEMENT.

YOUR VOTE IS IMPORTANT. PLEASE VOTE.

BY ORDER OF THE BOARD OF DIRECTORS

CRAIG KOSTER
EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
April 4, 2025

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UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

__________

PROXY STATEMENT

2025 ANNUAL MEETING OF SHAREHOLDERS

May 28, 2025

__________

SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board” or the “Board of Directors”) of UMH Properties, Inc., a Maryland corporation (the “Company”), of proxies to be voted at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Wednesday, May 28, 2025, at 4:00 p.m., Eastern Time, at the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728, and at any adjournments or postponements thereof, for the purposes listed in the preceding Notice of 2025 Annual Meeting of Shareholders (“Notice”).

This Proxy Statement and the accompanying Proxy Card are being distributed on or about April 4, 2025, to shareholders of record as of the close of business on Friday, March 7, 2025. Unless the context requires otherwise, references in this Proxy Statement to “UMH”, “we”, “our”, “us” and the “Company” refer to UMH Properties, Inc. and its consolidated subsidiaries. A copy of the Company’s 2024 Annual Report, including financial statements, is being mailed herewith, and is available on the Company’s website at www.umh.reit.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 28, 2025

Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), you are able to obtain proxy materials via the Internet, instead of being mailed printed copies of those materials. This will expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. Please visit the website www.proxyvote.com to view electronic versions of proxy materials and the Company’s 2024 Annual Report, and to request electronic delivery of future proxy materials. Have your Proxy Card or Notice of Internet Availability in hand when you access the website and follow the instructions. You will need your 12-digit Control Number which is located on your Proxy Card or Notice of Internet Availability. Shareholders also may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

UMH CONTACT INFORMATION

The mailing address of our principal executive office is Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728, and our main telephone number is (732) 577-9997. We maintain an Internet website at www.umh.reit. Information at or connected to our website is not incorporated by reference into this Proxy Statement and is not and should not be considered part of this Proxy Statement.

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Annual Meeting Proposals

Proposal		Recommendation of the Board
1.	Election of Directors	FOR each of the nominees

2.	Ratification of Independent Registered Public Accounting Firm	FOR

3.	Say-on-pay: Advisory Resolution to Approve Executive Compensation	FOR
4.	The Approval of an Amendment to the Company’s 2023 Equity Incentive Award Plan	FOR

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BUSINESS HIGHLIGHTS

In 2024, UMH was ranked by KeyBanc the best performing publicly traded manufactured housing REIT, based upon total shareholder return.1 The Company made substantial progress on multiple fronts – generating solid operating results, achieving strong growth and improving our financial position. The following are some of our many financial performance, strategic growth and capital markets accomplishments achieved during fiscal 2024:

Financial Performance[1]

●	Increased Rental and Related Income by 9%.
●	Increased Community Net Operating Income (“NOI”) by 10%.
●	Increased Normalized Funds from Operations (“Normalized FFO”) by 27%.
●	Increased Normalized FFO per diluted share by 8% from $0.86 per diluted share in 2023 to $0.93 per diluted share in 2024.
●	Increased Same Property NOI by 10%.
●	Increased Same Property Occupancy by 70 basis points from 87.1% to 87.8%.
●	Improved our Same Property expense ratio from 40.5% at yearend 2023 to 39.7% at yearend 2024.
●	Increased Sales of Manufactured Homes by 8%.
[1] For a reconciliation of Community NOI, Same Property NOI and Normalized FFO to the most directly comparable GAAP measure and additional information regarding such Non-GAAP measures, see the section entitled “Financial Information” on page 53 of this Proxy Statement.

Strategic Growth

●	Increased our rental home portfolio by 565 homes and sold 201 rental homes for a total of 10,333 rental homes as of yearend.
●	Constructed 190 expansion sites across our portfolio of communities.
●	During 2024, the Company invested approximately $42 million in other improvements to its communities.

Capital Markets

●	Amended our unsecured credit facility to expand available borrowings by $80 million from $180 million to $260 million syndicated with BMO Capital Markets Corp., JPMorgan Chase Bank, NA and Wells Fargo, N.A.
●	Raised our quarterly common stock dividend by 4.9% to $0.215 per share or $0.86 annually.
●	Increased our Total Market Capitalization by 23% to over $2.5 billion at yearend.
●	Increased our Equity Market Capitalization by 48% to over $1.5 billion at yearend.
●	Reduced our Net Debt to Total Market Capitalization from 31.3% in 2023 to 20.8% in 2024.
●	Issued and sold approximately 12.5 million shares of Common Stock through our At-the-Market Sale Programs at a weighted average price of $17.92 per share, generating gross proceeds of $224.5 million and net proceeds of $220.6 million, after offering expenses.
●	Issued and sold approximately 1.2 million shares of Series D Preferred Stock through our At-the-Market Sale Program at a weighted average price of $23.41 per share, generating gross proceeds of $28.5 million and net proceeds of $28.0 million, after offering expenses.

1 Source: KeyBanc “The Leaderboard” publication dated December 31, 2024.

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Corporate Governance Highlights

We are committed to good corporate governance to serve the interests of our shareholders and better align the interests of our directors and management with those of our shareholders. We also believe that good corporate governance fosters trust by our shareholders and accountability of management. Our Nominating and Corporate Responsibility Committee and its Sustainability Subcommittee help oversee and implement our corporate governance initiatives. Below are some highlights of our corporate governance policies:

Corporate Governance Highlights

●	Eight out of 12 directors are independent	●	Executive session of independent directors without management present at least annually
●	All members of the Audit, Compensation and Nominating and Corporate Responsibility Committees, and Cybersecurity and Sustainability Subcommittees are independent	●	Compensation Clawback Policy
●	Board Retirement Plan Committee created to oversee the internal management of the Company’s 401(k) Plan	●	Substantial insider ownership
●	Board has an independent Presiding Director	●	Formal Code of Business Conduct and Ethics
●	Annual say-on-pay vote to approve executive compensation	●	Vendor Code of Conduct and Human Rights Policy
●	Annual Board and committee self-assessment process	●	Cash bonus program and equity compensation for executive officers are tied to objective short-term and long-term performance goals
●	Commitment to diversity – three directors are female and two directors are diverse in terms of race	●	Named Executive Officer and Director Stock Ownership Guidelines
●	Robust CEO Stock Ownership Requirements	●	Strict Anti-Hedging Policy
●	No poison pill	●	Separate Board Chairman and Chief Executive Officer
●	Four new independent directors added to the Board within the past six years	●	All audit committee members are “audit committee financial experts” as defined under SEC rules
		●	Frequent shareholder engagement

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SUSTAINABILITY Practices

UMH is committed to incorporating sustainability considerations into its business practices to oversee, develop and promote sustainable practices and initiatives and to create value for its shareholders and enhance the communities where our residents live. UMH recognizes its obligation to reduce its impact on the environment and to conserve natural resources. As such, we have invested in technology and other sustainable practices. We also believe in enriching the lives of the people impacted by our Company. These include not only our employees and our residents, but also our neighbors and the rest of society. Some of our recent highlights are as follows:

Recent Environmental Highlights

●	Enhanced Energy Consumption Tracking: The Company is actively tracking and analyzing our consumption data to report Scope 1 and 2 emissions, increasing transparency and improving our sustainability reporting.
●	Transition to Renewable Energy: In Pennsylvania, the Company transitioned the supply of 2.7 million kWh of electricity to renewable sources, including wind, which is our first step towards expanding the Company’s adoption of renewable energy. We are in the process finalizing our first solar power purchase agreement.
●	Electric Vehicle Infrastructure: To encourage the use of electric vehicles, the Company has installed electric vehicle chargers at our corporate office and is reviewing its community portfolio to determine additional locations where they should ideally be installed.
●	Industry Innovations: At the 2024 Innovative Housing Showcase in Washington, D.C., the Company introduced the first HUD Code home with solar shingles to reduce energy cost and usage. This home was also a multi-section duplex home which is a recent development in the industry. The Company is is working on combining renewable energy with DOE Energy Ready homes that it is already purchasing. The Company purchased twenty homes equipped with solar shingles as part of a pilot program.

Recent Social Highlights

●	Commitment to Human Rights: The Company has implemented a formal Human Rights Policy to fulfill its commitment to respecting human rights and labor standards.
●	Third Party Recognition: MSCI, Inc. has recognized UMH as having 100% social revenue, and Sustainalytics has accredited our Sustainable Finance Framework for its role in providing affordable housing in the markets that we serve.
●	Community Safety Enhancements: Strengthened relationships with local authorities and invested in new technologies such as Flock safety cameras to improve safety for both residents and employees.
●	Expanding Access to Housing: We continue to provide one of the industry leading financing options through our lending program with Triad Financial Services and create affordable housing opportunities, including in designated Opportunity Zones.

The Company’s commitment to sustainability practices is demonstrated in its Sustainability Report as well as its corporate governance guidelines and policies that can be found under the “Sustainability” and “Governance” tabs, respectively, of the Company’s investor website: www.umh.reit.

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FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

Why am I receiving this Proxy Statement?

You are receiving these materials because you owned shares of our Company’s common stock (hereinafter sometimes referred to herein as “Common Shares”) as a “registered” shareholder or you held Common Shares in “street name” at the close of business on March 7, 2025, the record date for the Annual Meeting, and that entitles you to vote at our Annual Meeting to be held at 4:00 p.m., local time, on Wednesday, May 28, 2025, at the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728, or any postponements or adjournments of such meeting, for the purposes set forth in the Notice of 2025 Annual Meeting of Shareholders. This Proxy Statement contains information related to the solicitation of proxies for use at the Annual Meeting.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the costs of soliciting proxies, which will consist primarily of the cost of printing, postage and handling. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse these persons’ out-of-pocket expenses.

We have also retained Alliance Advisors, a proxy solicitation firm, to assist in the distribution of proxy materials and the solicitation of proxies from brokerage firms, banks, broker-dealers, and other similar organizations representing beneficial owners of Common Shares for the Annual Meeting. We have agreed to pay Alliance Advisors a fee of approximately $22,000, plus out-of-pocket expenses. You may contact Alliance Advisors at (833) 216-0903.

What is the difference between a “registered” shareholder and a shareholder holding shares in “street name?”

If your Common Shares are registered directly in your name with EQ, our transfer agent, you are a “registered” shareholder. If you own Common Shares through a broker, bank, trust or other nominee rather than in your own name, you are the beneficial owner of the Common Shares, but considered to be holding the Common Shares in “street name.”

Who can attend the Annual Meeting?

All of our common shareholders of record as of the close of business on March 7, 2025, the record date for the Annual Meeting, or individuals holding their duly authorized proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the close of business on March 7, 2025, the record date for the Annual Meeting, to gain admittance to the Annual Meeting.

Who may vote?

You may vote if you owned shares of our common stock at the close of business on March 7, 2025, which is the record date for the Annual Meeting. For each share of common stock you owned as of the record date, you are entitled to cast one vote for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter presented at the Annual Meeting. Cumulative voting is not permitted in the election of directors.

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What is a quorum for the Annual Meeting?

As of the close of business on March 7, 2025, we had 82,556,602 shares of common stock outstanding. In order to conduct a meeting, shareholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting must be present in person or by proxy. No business may be conducted at the Annual Meeting if a quorum is not present. If you submit a properly executed Proxy Card or authorize a proxy by telephone or via the Internet, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” results when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter.

What am I voting on?

At the Annual Meeting, you may consider and vote on:

●	The election of four Class I directors, each to serve until the 2028 annual meeting of shareholders and until their respective successors are duly elected and qualified;

●	The ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the year ending December 31, 2025;

●	An advisory resolution to approve the compensation of the Company’s executive officers for the year ended December 31, 2024 (“Say-on-Pay”);

●	The approval of an amendment to the 2023 Equity Incentive Award Plan;

●	Any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

We are not aware of any other business, other than procedural matters relating to the Annual Meeting or the proposals listed above, that may properly be brought before the Annual Meeting. Once the business of the Annual Meeting is concluded, members of management will respond to questions raised by shareholders, as time permits.

What are the Board’s recommendations?

The Board recommends a vote:

FOR the election of each nominee named in this Proxy Statement for election as a Class I director (Proposal 1);

FOR the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the year ending December 31, 2025 (Proposal 2);

FOR the approval of the Say-on-Pay proposal (Proposal 3); and

FOR the approval of an amendment to the 2023 Equity Incentive Award Plan.

Unless you give other instructions on your Proxy Card, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board.

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How many votes are needed to approve each of the proposals assuming that a quorum is present at the Annual Meeting?

Proposal 1: Election of Directors: The election of a director nominee must be approved by a plurality of the votes cast.

Proposal 2: Approval of the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the year ending December 31, 2025, requires the affirmative vote of a majority of the votes cast.

Proposal 3: Approval of the Say-on-Pay proposal requires the affirmative vote of a majority of the votes cast on the proposal.

Proposal 4: Approval of an amendment to the 2023 Equity Incentive Award Plan requires the affirmative vote of a majority of the votes cast on the proposal.

If you are a shareholder of record as of the record date for the Annual Meeting and you authorize a proxy (whether by Internet, telephone or mail) without specifying voting instructions on any matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter and in their discretion on any other matter that may properly come before the Annual Meeting.

If you are a shareholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or attend the meeting and vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange (“NYSE”), your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. As noted above, this is referred to as a broker “non-vote.” A broker non-vote is not considered a vote cast on a proposal and broker non-votes will have no effect on the vote on any of the matters to be considered at the Annual Meeting. If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law, your broker is entitled to vote your shares on Proposal 2 (Ratification of Independent Registered Public Accounting Firm) if no instructions are received from you, but your broker is not entitled to vote on Proposal 1 (Election of Directors), Proposal 3 (Say-on-Pay) and Proposal 4 (Amendment of Equity Incentive Plan) without specific instructions from you.

How do I vote?

Shareholders who hold common stock in their name, other than those who hold shares through a Tel Aviv Stock Exchange (“TASE”) member, have three ways to authorize a proxy:

●	By Telephone or on the Internet – You can authorize a proxy by calling the toll-free telephone number on your Proxy Card or Notice of Internet Availability. Please have your Proxy Card or Notice of Internet Availability in hand when you call. Easy-to-follow voice prompts allow you to authorize a proxy to vote your shares and confirm that your instructions have been properly recorded. The website for Internet voting is www.proxyvote.com. Please have your Proxy Card or Notice of Internet Availability handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on May 27, 2025. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, the Company recommends that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your Proxy Card.

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●	By Mail – If you received your Annual Meeting materials by mail, you may complete, sign and date the Proxy Card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed Proxy Card but do not indicate your voting preferences, the persons named in the Proxy Card will vote the shares represented by that proxy as recommended by the Board of Directors on each matter listed in this Proxy Statement and in their discretion on any other matter properly brought before the Annual Meeting.

●	In Person at the Annual Meeting – If you are a shareholder of record and plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. Even if you plan to attend the Annual Meeting, we request that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you mail us your properly completed and signed Proxy Card or authorize a proxy to vote your shares by telephone or Internet, your votes will be cast according to the choices that you specify. Unless you indicate otherwise on your Proxy Card, the persons named as your proxies will cast your votes: FOR all of the nominees for election as directors named in this Proxy Statement; FOR the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm; FOR the advisory resolution to approve the compensation of our Named Executive Officers; FOR the amendment to the 2023 Equity Incentive Award Plan and in their discretion on any additional matters properly brought before the Annual Meeting.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

Shares of Common Stock held by or through a TASE member cannot be voted during the Annual Meeting. If your shares of Common Stock are held by or through a TASE member and you wish to vote your shares, you must complete, sign and date the form of proxy card that we filed via MAGNA and attach to it an ownership certificate from the TASE member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares on the Record Date, the record date for voting, and return the proxy card along with the ownership certificate, to the Company’s Israeli counsel, Goldfarb Gross Seligman & Co. (“Goldfarb”), c/o Hod Mimun, 98 Yigal Alon Street, 44th Floor, Tel Aviv 6789141, Israel (email: hod.mimun@goldfarb.com). The proxy card and ownership certificate must be received no later than May 22, 2025, to be included in the tally of shares voted.

Can I revoke my proxy?

Yes, if your common stock is held in your name, you can revoke your proxy by:

●	Filing written notice of revocation before the Annual Meeting with our Secretary at the address shown on the front of this Proxy Statement;

●	Signing a proxy bearing a later date; or

●	Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a properly executed proxy. If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your instructions.

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What if I return my proxy but abstain?

Abstentions are counted as present for determining a quorum. However, abstentions will have no effect on any of the items to be considered at the Annual Meeting.

Why did I receive more than one Notice, proxy card, voting instruction form and/or email?

You will receive more than one Notice of Availability, proxy card, voting instruction form or email, or any combination of these, if you hold your common stock in different ways (i.e., joint tenancy, trusts and custodial accounts) or in multiple accounts. You should provide voting instructions for all Notices of Availability proxy cards, voting instruction forms and email links you receive.

What is “householding” and how does it affect me?

If you and other residents at your mailing address who have the same last name own our common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report to Shareholders (the “Annual Report”) and Proxy Statement. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of each of our Notice of Availability or Annual Report, Notice of Meeting and Proxy Statement to your address. However, even if your broker has sent only one copy of these proxy materials, each stockholder in your household should receive a proxy card or should be able to vote individually via telephone or internet. You may revoke your consent to householding at any time by contacting your broker or bank, if you hold your shares in a “street name,” or by calling EQ at (800) 937-5449 if you are a “registered” stockholder. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of our annual report or Proxy Statement, we will promptly send a separate copy of the Annual Report, the Proxy Statement or the Notice of Availability to you upon oral or written request. Such request can be made by contacting us at 3499 Route 9 North, Suite 3-C, Freehold, NJ 07728, attention: Secretary (telephone number: (732) 577-9997). Any shareholders sharing the same address and currently receiving multiple copies of the Annual Report and the Proxy Statement who wish to receive only one copy of these materials per household in the future may also contact your broker or bank or us to participate in the householding program.

What if I have questions about the Notice of Availability, voting or email delivery?

Questions regarding the Notice of Availability, voting or email delivery should be directed to our Secretary at UMH Properties, Inc., 3499 Route 9 North, Suite 3-C, Freehold, NJ 07728.

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PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s charter and bylaws provide for a classified board of directors comprised of Class I, II, and III directors. Four Class I directors will be elected at the Annual Meeting, to serve until the Company’s annual meeting of shareholders in 2028 and until their respective successors are duly elected and qualified. The four nominees for election as Class I directors are set forth below. Unless instructed otherwise, the proxy holders will vote all proxies received by them for the nominees listed below or, if any such nominee is unwilling or unable to serve, for any other nominee designated by the Company’s Board of Directors. As of the date of this Proxy Statement, the Company’s Board of Directors is not aware of any other individual who may properly be nominated for election as a Class I director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director, if elected. Each of the nominees listed below is currently serving as a director of the Company and has consented, if elected as a director, to serve until his or her term expires.

The Company’s Board of Directors currently consists of twelve directors, four of whom have terms expiring at the Annual Meeting and when their successors are duly elected and qualified.

INFORMATION REGARDING DIRECTOR NOMINEES

The following information concerning the principal occupation, other affiliations and business experience of each of the four Class I Director nominees during the last five years has been furnished to the Company by such nominee:

Class I Directors with Terms Expiring in 2025

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Amy L. Butewicz	41	Independent Director. Realtor of Keller Williams Princeton Real Estate (2016 to present); Chair of the Millstone Township Agricultural Advisory Council (2020 to present); Council Member of the Millstone Township Open Space and Farmland Preservation Council (2019 to present); Chair Emeritus of the advisory board of the Rutgers University Equine Science Center (2017 to present). Dr. Butewicz’s extensive background in real estate development and sales as well as her experience working with local municipalities are the primary reasons, among others, why Dr. Butewicz serves on our Board.	2020

Kiernan Conway	62	Independent Director. Founding Principal and Owner for KC-nomics, LLC, an economic forecasting and research firm (2023-present). Principal and Research Director for Red Shoe Economics, LLC (2020 to 2023). Chief Economist of the CCIM (Certified Commercial Investment Member) (2017 to 2023). Institute Instructor at Federal Financial Institutions Examination Council (FFIEC) (2008 to present). Director of Monmouth Real Estate Investment Corporation (2018 to 2022). Director of Research and Corporate Engagement of the Alabama Center for Real Estate (2017-2020). Prior affiliations with Federal Reserve in Atlanta, GA, South Trust Bank, Colliers International, Cushman and Wakefield, Equitable Real Estate, Wells Fargo Bank and Deloitte. Mr. Conway’s extensive experience as an economist with expertise in real estate, real estate finance and logistics are the primary reasons, among others, why Mr. Conway has been nominated to serve on our Board.	2022
Michael P. Landy	63	Director. Retired with the sale of Monmouth Real Estate Investment Corporation in March 2022. President and Chief Executive Officer (2013 to 2022) of Monmouth Real Estate Investment Corporation; Member of New York University’s REIT Center Board of Advisors (2013 to present), Member of Nareit’s Advisory Board of Governors (2018 to 2022). Mr. Landy’s extensive experience in real estate finance, investment, capital markets and operations management are the primary reasons, among others, why Mr. Landy serves on our Board.	2011

William E. Mitchell	58	Independent Director. General Partner and Co-CIO of Strategy Capital (2025 to present); General Partner of Strategy Capital (2019 to 2024). General Partner of Mitchell Portfolio Management (2012 to 2019). Mr. Mitchell’s knowledge of investment analysis, cybersecurity and computer technology are the primary reasons, among others, why Mr. Mitchell serves on our Board.	2019

Vote Required:

At the Annual Meeting, the shareholders of the Company will be requested to elect four Class I Directors. A plurality of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to elect a nominee.

Board Recommendation:

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU
VOTE “FOR” THE ELECTION OF THE FOUR NOMINEES NAMED ABOVE

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INFORMATION CONCERNING CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Class II Directors with Terms Expiring in 2026

Director	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Jeffrey A. Carus	62	Independent Director. Founder and Managing Partner of JAC Partners, LLC, a real estate investment firm (2009 to present); Founder and Managing Member of JAC Management, LLC (1998 to present). Mr. Carus’ extensive experience in real estate finance and investment is the primary reason, among others, why Mr. Carus serves on our Board.	2011

Matthew I. Hirsch	65	Presiding Independent Director. Attorney at Law. Solow, Hartnett and Galvan (2024 to present); Law Office of Matthew I. Hirsch (1985 to 2024). Adjunct Professor of Law, Delaware Law School of Widener University (1993 to 2019); Director (2000 to 2022) of Monmouth Real Estate Investment Corporation. Mr. Hirsch’s experience with real estate transactions, legal issues relating to real estate and the real estate industry are the primary reasons, among others, why Mr. Hirsch serves on our Board.	2013

Angela D. Pruitt-Marriott	53	Independent Director. Senior Executive and Crisis Communication Specialist at Sitrick and Company, a strategic communication firm (2014 to present); Co-Chair of Communications at Junior League of Brooklyn (2017-2019). Ms. Pruitt-Marriott’s experience with media relations strategies, crisis management and strategic communications are the primary reasons, among others, why Ms. Pruitt-Marriott serves on our Board.	2021

Kenneth K. Quigley, Jr.	67	Independent Director. Attorney at Law; President Emeritus of Curry College (2023 to present) and President of Curry College (1996 to 2023); Director of North Shore Bank (2024 to present); Director of Hometown Financial Group (2022 to present); Director of Abington Savings Bank (2022 to 2024); Director of Randolph Bancorp (2013-2022); Director of Central Bancorp (2010 to 2011). Mr. Quigley’s management, governance, law, accounting, finance and REIT experience are the primary reasons, among others, why Mr. Quigley serves on our Board.	2016

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Class III Directors with Terms Expiring in 2027

Director	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Anna T. Chew	66	Executive Vice President, Chief Financial Officer and Treasurer (2022 to present), Vice President and Chief Financial Officer (1995 to 2022), Chief Accounting Officer (1991 to present), Treasurer (2004 to present), Controller (1991 to 1995) and Director. Certified Public Accountant; Ms. Chew’s extensive public accounting, finance and real estate industry experience are the primary reasons, among others, why Ms. Chew serves on our Board.	1995

Eugene W. Landy	91	Founder (1968), Chairman of the Board (1985 to present), President and Chief Executive Officer (1968 to 1995), and Director. Attorney at Law; Founder, Chairman of the Board and Director (1968 to 2022), President and Chief Executive Officer (1968 to 2013) of Monmouth Real Estate Investment Corporation. As our founder and Chairman, Mr. Landy’s unparalleled experience in real estate investing is the primary reason, among others, why Mr. Landy serves on our Board.	1968

Samuel A. Landy	64	President and Chief Executive Officer (1995 to present), Vice President (1991-1995) and Director. Attorney at Law; Director (1989 to 2022) of Monmouth Real Estate Investment Corporation. Mr. Landy’s role as our President and Chief Executive Officer and his extensive experience in real estate investment, operations management and REIT leadership are the primary reasons, among others, why Mr. Landy serves on our Board.	1992

Stuart D. Levy	55	Independent Director. Director in the Real Estate Finance Group at Helaba-Landesbank Hessen-Thuringen (2024 to present); Vice President in the Real Estate Finance Group at Helaba-Landesbank Hessen-Thuringen (2006 to 2024). Mr. Levy’s extensive real estate background is the primary reason, among others, why Mr. Levy serves on our Board.	2011

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Other Named Executive Officers of the Company

Officer	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Craig Koster	49	Executive Vice President, General Counsel and Secretary (2022 to present), General Counsel and Secretary (2015 to 2022), In-house Counsel (2012 to 2014). Attorney at Law (States of New Jersey and New York - 2001 to present).	N/A

Brett Taft	35	Executive Vice President and Chief Operating Officer (2022 to present); Vice President and Chief Operating Officer (2020-2022), Vice President (2016 to 2019), Vice President-Acquisitions and Property Integration (2013 to 2016). Chairperson (2024 to present), Vice Chairperson (2021 to 2023), Trustee (2017 to present) of CentraState Healthcare Foundation. Trustee of CentraState Healthcare System (2020-present).	N/A

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CORPORATE GOVERNANCE AND BOARD MATTERS

UMH Properties, Inc. was incorporated in 1968. We have a 57-year history of providing quality, affordable housing for our Nation’s workforce while creating value for our shareholders. We believe that good corporate governance and robust sustainability policies are essential elements of the Company’s successful history. The Company’s commitment to maintaining sound sustainability practices is demonstrated in its Sustainability Report as well as its corporate governance guidelines and policies which can be found under the “Sustainability” and “Governance” tabs, respectively, of the Company’s investor website: www.umh.reit.

Substantial Insider Ownership

The aggregate stock ownership of Company directors and executive officers represents approximately 8.77% of the Company’s outstanding shares, as of March 7, 2025, which currently represents the second largest block of shareholders. This substantial ownership clearly aligns management’s interests with those of our shareholders.

Board Leadership Structure and Role in Risk Oversight

Eugene W. Landy is the Chairman of the Board of Directors. Samuel A. Landy, the Company’s President and Chief Executive Officer (“CEO”) and Anna T. Chew, Executive Vice President, Chief Financial Officer and Treasurer (“CFO”), are also members of the Board of Directors. The Company believes that this structure helps ensure critical and independent thinking with respect to the Company’s strategy and performance, while ensuring that management’s insight is directly available to the directors in their deliberations. The Board of Directors has selected an independent Director, Matthew I. Hirsch, to serve as Presiding Director, in which capacity Mr. Hirsch presides at executive sessions of the independent non-management directors. The Board reviews the structure of the Board and Company leadership regularly as part of the succession planning process. At present, our Board believes that this structure is appropriate and that it facilitates independent oversight of management.

The Board of Directors oversees the Company’s enterprise-wide approach to the major risks facing the Company and oversees the Company’s policies for assessing and managing its exposure to risk. The Board periodically reviews these risks and the Company’s risk management processes. The Board also considers risk in evaluating the Company’s strategy. The Board’s responsibilities include reviewing the Company’s practices with respect to risk assessment and risk management and reviewing contingent liabilities and risks that may be material to the Company. The Audit Committee reviews the Company’s financial and compliance risks and major legislative and regulatory developments which could materially impact the Company. The Audit Committee also oversees a Cybersecurity Subcommittee. The Compensation Committee oversees management’s assessment of whether the Company’s compensation structure, policies and programs create risks that are reasonably likely to have a material adverse effect on the Company. The Nominating and Corporate Responsibility Committee (formerly the Nominating and Corporate Governance Committee) oversees management’s assessment of whether our governance structure, policies and programs create risks that may be reasonably likely to have a material adverse effect on the Company. The Nominating and Corporate Responsibility Committee also oversees the Sustainability Subcommittee which was established to assist the Committee with respect to the Company’s sustainability initiatives. In 2024, the Board created a Retirement Plan Committee to oversee the internal management of the Company’s 401(k) Plan (the “UMH 401(k)”).

Board Independence

The Company’s Corporate Governance Guidelines include specific Director Independence Standards that comply with applicable rules of the SEC and the listing standards of the NYSE. The Board requires that at least a majority of its directors satisfy this definition of independence. The Board of Directors has considered business and other relationships, arrangements and other transactions between the Company and each of its directors, including information provided to the Company by the directors. Based upon its review, the Board of Directors has determined that all of its directors, other than Ms. Anna T. Chew and Messrs. Eugene W. Landy, Michael P. Landy and Samuel A. Landy, are independent, consistent with the Corporate Governance Guidelines. The Corporate Governance Guidelines, which incorporate the NYSE Director Independence Standards, are available at the Company’s website located at www.umh.reit and in print upon request.

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Board Diversity

The Company seeks diversity as to the makeup of its Board of Directors in terms of education, skills and experience, gender, race and ethnicity because of the value of bringing varied backgrounds, viewpoints, and perspectives to the boardroom. Three members of our Board of Directors are female and two members are minorities in terms of race. The average age of our directors is 62 years. Our average director tenure is approximately 17 years and our average independent director tenure is approximately 8 years. Our directors have expertise in a variety of fields, including real estate, cybersecurity, finance, legal and education.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors had four meetings during the last year. Each director attended all of the meetings of the Board of Directors and meetings of the Committees on which he or she served. The Company does not have a policy concerning directors’ attendance at the Annual Meeting of Shareholders. Three directors attended the Company’s 2024 Annual Meeting of Shareholders.

The Board of Directors has a standing Audit Committee, of which there is a Cybersecurity Subcommittee, a Compensation Committee, a Nominating and Corporate Responsibility Committee of which there is a Sustainability Subcommittee, and a Retirement Plan Committee. Each of these committees and subcommittees (other than the Retirement Plan Committee) is composed exclusively of independent directors.

The following table shows the composition of the Company’s Board committees:

Name	Age as of Record Date	Director Since	Audit Committee	Compensation Committee	Nominating and Corporate Responsibility Committee	Retirement Plan Committee
Amy L. Butewicz (1)(2)	41	2020
Jeffrey A. Carus	62	2011
Anna T. Chew Chief Financial and Accounting Officer	66	1995
Kiernan Conway (2)	62	2022
Matthew I. Hirsch Presiding Director	65	2013
Eugene W. Landy Chairman of the Board	91	1968
Michael P. Landy	63	2011
Samuel A. Landy Chief Executive Officer	64	1992
Stuart D. Levy (1)	55	2011
William E. Mitchell (1)	58	2019
Angela D. Pruitt-Marriott (1)(2)	53	2021
Kenneth K. Quigley, Jr.	67	2016
			Chair		Member

(1)	Dr. Butewicz, Mr. Levy, Mr. Mitchell (Chairperson) and Ms. Pruitt-Marriott also serve on the Cybersecurity Subcommittee of the Audit Committee.
(2)	Dr. Butewicz, Mr. Conway and Ms. Pruitt-Marriott (Chairperson) also serve on the Sustainability Subcommittee of the Nominating and Corporate Responsibility Subcommittee.

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Audit Committee

The Audit Committee’s responsibilities include reviewing and overseeing financial reporting, policies and procedures and internal controls, retaining the independent registered public accounting firm, approving the audit fees, and monitoring the qualifications, independence and performance of the Company’s independent registered public accounting firm. It also oversees the internal audit function, legal and regulatory compliance, establishing procedures for complaints received regarding the Company’s accounting, internal accounting controls and auditing matters. In addition, the Audit Committee prepares the Audit Committee Report which is included in the Company’s annual proxy statements. The Audit Committee had four meetings during the year ended December 31, 2024, including an executive session with the independent registered public accounting firm, which management did not attend. The Audit Committee operates under the Audit Committee Charter which can be found under the “Governance” tab of the Company’s investor website: www.umh.reit.

The current members of the Company’s Audit Committee are Jeffrey A. Carus, Matthew I. Hirsch, Stuart D. Levy, and Kenneth K. Quigley, Jr. (Chairman). The Board has determined that each member of the Audit Committee is “independent” as defined by the rules of the SEC and the listing standards of the NYSE, is able to read and understand fundamental financial statements, is “financially literate” within the meaning of the rules of the NYSE and is an “audit committee financial expert” within the meaning of the rules of the SEC.

The Cybersecurity Subcommittee (the “Subcommittee”) of the Audit Committee assists the Audit Committee in fulfilling its oversight responsibilities with respect to the Company’s cybersecurity risks. The Subcommittee is comprised of four independent directors: Amy L. Butewicz, Stuart D. Levy and William E. Mitchell (Chairman) and Angela D. Pruitt-Marriott. The Subcommittee met at least once during the year ended December 31, 2024. The Subcommittee reviews and provides high level guidance on cybersecurity-related issues of importance to the Company. The Cybersecurity Subcommittee operates under the Cybersecurity Subcommittee Charter which can be found under the “Governance” tab of the Company’s investor website: www.umh.reit.

Compensation Committee

The Compensation Committee’s responsibilities include (1) evaluating the CEO’s and other executive officers’ performance in light of the Company’s goals and objectives and determining the CEO’s and other executive officers’ compensation, which includes base salary and bonus; and (2) administering the Company’s equity awards. The Compensation Committee had at least one meeting during the year ended December 31, 2024. The current members of the Compensation Committee are Jeffrey A. Carus, William E. Mitchell (Chairman), Angela D. Pruitt-Marriott and Kenneth K. Quigley, Jr. The Board has determined that each member of the Compensation Committee is independent as defined by the rules of the SEC and the listing standards of the NYSE. The Compensation Committee operates under the Compensation Committee Charter which can be found under the “Governance” tab of the Company’s investor website: www.umh.reit.

Nominating and Corporate Responsibility Committee

The Nominating and Corporate Responsibility Committee identifies, considers and recommends candidates to serve as members of the Board of Directors and makes recommendations regarding the structure and composition of the Board of Directors and Committees. The Nominating and Corporate Responsibility Committee also develops and recommends to the Board corporate governance guidelines and, consistent with such guidelines, oversees the evaluation of Board and management. The Nominating and Corporate Responsibility Committee had at least one meeting during the year ended December 31, 2024. The current members of the Nominating and Corporate Governance Committee are Amy L. Butewicz, Kiernan Conway, Stuart D. Levy (Chairman) and William E. Mitchell. The Board has determined that each member of the Nominating and Corporate Responsibility Committee is “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Nominating and Corporate Responsibility Committee operates under its charter which can be found under the “Governance” tab of the Company’s investor website: www.umh.reit.

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The principal function of the Nominating and Corporate Responsibility Committee is to review and select candidates for nomination to the Board of Directors. The Nominating and Corporate Responsibility Committee will consider for recommendation as nominees appropriate individuals whose names are submitted in writing by a shareholder and will evaluate them using the same criteria as that used for other candidates. See “Shareholder Communications” below for more information.

The Nominating and Corporate Responsibility Committee has established a process for identifying and evaluating prospective nominees for director. The Nominating and Corporate Responsibility Committee will annually assess the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chair of the Nominating and Corporate Responsibility Committee will then initiate the search, seeking input from other directors and senior management, considering nominees previously submitted by shareholders, and, if the Nominating and Corporate Responsibility Committee deems necessary or appropriate, hiring a search firm. The Nominating and Corporate Responsibility Committee considers diversity of background and personal experience in identifying director candidates. Specifically, the Committee will examine the following minimum attributes and qualifications of candidates:

●	A candidate’s demonstrated integrity and ethics consistent with the Company’s Code of Business Conduct and Ethics;
●	A candidate’s willingness and ability to participate fully in Board activities including active membership and attendance at Board meetings and subject to the independence criteria established by the NYSE listing standards and applicable rules or the SEC, participation on at least one committee of the Board;
●	A candidate’s willingness to represent the best interests of all of the Company’s shareholders and not just a particular constituency;
●	A candidate’s experience in real estate business, finance, accounting rules and practices, law, cybersecurity and public relations;
●	A candidate’s management experience, judgment, skill and experience with business and organizations comparable to the Company;
●	The appropriate size and diversity of the Company’s Board of Directors; and
●	The needs of the Company with respect to particular talents and experience of its director and the interplay of the candidate’s experience with that of other Board members.

An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will be identified and presented to the Nominating and Corporate Responsibility Committee by the Committee Chairman. The Nominating and Corporate Responsibility Committee will then prioritize the candidates and determine if the Nominating and Corporate Responsibility Committee members, other directors or senior management have relationships with the preferred candidates and can initiate contact with the candidate. To the extent feasible, all of the members of the Nominating and Corporate Responsibility Committee, the President and CEO and the Chairman of the Board will interview the prospective candidate(s). Evaluations and recommendations of the interviewers are submitted to the Nominating and Corporate Responsibility Committee for final evaluation. The Nominating and Corporate Responsibility Committee will then meet to consider such recommendations and to select the final candidate(s) to recommend to the Board of Directors as nominees. The Nominating and Corporate Responsibility Committee will evaluate all potential nominees for director, including nominees recommended by a shareholder, on the same basis.

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To date, there are no third parties being compensated for identifying and evaluating candidates.

The Sustainability Subcommittee of the Nominating and Corporate Responsibility Committee was created to assist the Nominating and Corporate Responsibility Committee in fulfilling its oversight responsibilities with respect to the Company’s environmental, social and corporate governance initiatives. The Sustainability Subcommittee is comprised of three independent directors: Amy L. Butewicz, Kiernan Conway and Angela D. Pruitt-Marriott (who serves as the Chairperson of the Sustainability Subcommittee). The Sustainability Subcommittee had at least one meeting during the year ended December 31, 2024. The Sustainability Subcommittee operates under the Sustainability Subcommittee Charter which can be found under the “Governance” tab of the Company’s investor website: www.umh.reit.

Retirement Plan Committee

The Retirement Plan Committee was created in 2024 to (1) oversee the operation of the Internal Management Committee (“Management Committee”) and ensure it is operating according to the terms of the UMH 401(k) Plan documents and in compliance with applicable law and regulations; (2) appoint, remove and replace the investment advisor of the UMH 401(k) Plan, to modify the responsibilities of the investment advisor and to periodically review the performance of the investment advisor; (3) select, remove and replace any administrative service providers to the UMH 401(k) Plan and to review periodically the performance of any such providers; (4) make recommendations to the Board or Management Committee with respect to the UMH 401(k) Plan; (5) adopt amendments to the UMH 401(k) Plan, including those required or designed to maintain the UMH 401(k) Plan’s compliance with applicable laws and regulations; (6) appoint and remove members of the Management Committee including the chairperson; (7) in conjunction with the Company’s General Counsel, review and approval of all required SEC filings for the UMH 401(k) Plan; and (8) conduct an evaluation of the Retirement Plan Committee’s performance and charter at least annually and recommend to the Board such changes to the charter as the Retirement Plan Committee deems appropriate.

The current members of the Retirement Plan Committee are Jeffrey A. Carus, Kiernan Conway and Michael P. Landy (Chairman). The Retirement Plan Committee had one meeting during the year ended December 31, 2024 and operates under the Retirement Plan Committee Charter which can be found under the “Governance” tab of the Company’s investor website: www.umh.reit.

Independent Director Meetings

The Company’s independent directors, as defined under the listing standards of the NYSE, have established a policy to meet separately from the other directors in a regularly scheduled executive session at least annually and at such additional times as may be deemed appropriate by the Company’s independent directors. The independent directors had one meeting during the year ended December 31, 2024. The Board of Directors has selected an independent director, Matthew I. Hirsch, to serve as Presiding Director, in which capacity Mr. Hirsch presides at executive session(s) of the independent directors.

Shareholder Communications

The Company believes that effective corporate governance should include regular constructive discussions with our shareholders. We have a proactive engagement process that encourages feedback from our shareholders. This feedback helps shape our governance practices. Shareholders and other interested parties who desire to contact the Company’s Board of Directors may do so by writing to: Board of Directors, c/o Secretary, UMH Properties, Inc., 3499 Route 9 North, Suite 3-C, Freehold, NJ 07728. Communications received will be distributed to the Chairperson of the appropriate committee of the Board depending on the facts and circumstances outlined in the communication. Shareholders and other interested parties also may direct communications solely to the Independent Directors of the Company by addressing such communications to the Independent Directors, c/o Secretary, at the address set forth above. In addition, the Board of Directors maintains special procedures for the receipt, retention and treatment of complaints that may be received by the Company regarding accounting, internal accounting controls or auditing matters and for the submission by employees of the Company, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Such communications may be made by writing to the Audit Committee of the Board of Directors, c/o Secretary, at the address set forth above. Any such communication marked “Confidential” will be forwarded by the Secretary, unopened, to the Chairman of the Audit Committee.

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Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines which apply to all directors, officers and employees of the Company. These guidelines are posted under the “Governance” tab of the Company’s investor website: www.umh.reit. Included in the guidelines is the requirement for the Board of Directors to conduct, at least annually, a self-evaluation to determine whether it and its committees are functioning effectively. The Audit Committee also performs annual reviews of its performance and compliance with its charter.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers, and employees of the Company, including its principal executive officer and principal financial officer. This code is posted under the “Governance” tab of the Company’s investor website: www.umh.reit. During 2024 and through the date of this proxy, no violations of the Code of Business Conduct and Ethics were reported nor were any waivers granted.

Vendor Code of Conduct

The Company has adopted a Vendor Code of Conduct that applies to individuals and firms that provide services to the Company. This code is posted under the “Governance” tab of the Company’s investor website: www.umh.reit. In addition to requiring all vendors to comply with all applicable laws and professional standards, the code sets forth a procedure for reporting misconduct to the Company’s General Counsel.

Insider Trading Policy

The Board has adopted an insider trading policy governing the purchase, sale and other transactions in the Company’s securities by directors, officers and employees and consultants of the Company, their family members and affiliates, and by the Company itself. In addition, the Company’s Code of Business Conduct and Ethics addresses trading Company stock and other securities legally and references the Company’s insider trading policy. The Company believes its insider trading policy and Code of Business Conduct and Ethics are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable NYSE listing standards. The Company’s insider trading policy is filed with the SEC as an exhibit to our Annual Report on Form 10-K and is posted under the “Governance” tab of the Company’s investor relations website: www.umh.reit.

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Equity Grant Practices

All awards are granted under the Company’s shareholder-approved equity plan and stock options are granted at an exercise price at or above the closing market price of the Company’s common stock on the date of the grant. Equity awards, including stock options, are not granted in anticipation of the release of material non-public information (“MNPI”) and the release of MNPI is not timed on the basis of option or other equity grant dates. During 2024, we did not grant equity awards to our executive officers during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. We have not timed the disclosure of MNPI for the purpose of affecting the value of executive compensation for any grants in 2024.

Anti-Hedging Policy

The Company considers it inappropriate for any director, officer or employee to enter into speculative transactions in Company securities. Such transactions, while allowing the holder to own Company securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of other Company shareholders. Therefore, the Company prohibits the purchase or sale of puts, calls, options or other derivative securities based on the Company’s securities by directors, officers or employees. Our policy also prohibits hedging or monetization transactions, such as forward sale contracts, in which the holder continues to own the underlying Company security without all the risks or rewards of ownership. The Anti-Hedging Policy is posted under the “Governance” tab of the Company’s investor website: www.umh.reit.

As of the date of this Proxy Statement, to the best of the Company’s knowledge, no director, officer or employee has entered into speculative transactions in Company securities.

CEO Stock Ownership Requirement Policy

Our CEO is required by Company policy to own shares of the Company’s common stock having a value equal to at least six times his base salary. The CEO’s stock ownership level is evaluated on an annual basis. The value of stock holdings is calculated based on the closing price of a share of common stock of the Company on the last trading day of the year, which was $18.88 on December 31, 2024. Shares owned by the CEO include: a) shares owned outright by the CEO or his immediate family members residing in the same household; b) shares held in trust or under a similar arrangement for the economic benefit of the CEO; c) restricted or unrestricted stock issued as part of the CEO’s compensation, whether or not vested; d) shares acquired upon option exercise that the CEO continues to own; and e) shares held for the CEO’s account in a 401(k) or other retirement plan.

If the CEO meets the ownership requirement at the time of the annual review, he will be in compliance with these requirements until the next annual review. Changes in the Company’s stock price or changes to base salary will not affect compliance status for the remainder of that year. The Nominating and Corporate Responsibility Committee has authority to administer and interpret these requirements.

As of December 31, 2024, the Company’s CEO, Mr. Samuel A. Landy, owned shares of the Company’s common stock valued at approximately 31 times his base salary, which is over quintuple the Company’s ownership requirement.

NEO Stock Ownership Guidelines

The Company recommends that each of our Named Executive Officers identified below in the Compensation Discussion and Analysis (each an “NEO”), other than the CEO, own shares of the Company’s common stock having a value equal to at least two times the NEO’s annual base salary. As stated in the foregoing section, the CEO, in accordance with a separate policy on CEO Stock Ownership Requirements, is required to own shares of the Company’s common stock having a value equal to at least six times his base salary. These NEO Stock Ownership Guidelines are intended to be a guide; the Company recognizes that each NEO has different personal financial circumstances. Therefore, each NEO is advised to own shares of the Company’s common stock in an amount commensurate with each NEO’s circumstances. Each NEO’s stock ownership level is evaluated by or at the direction of the Company’s Executive Vice President, Chief Financial Officer and Treasurer in connection with the preparation of the Company’s Annual Report on Form 10-K or the Company’s proxy statement each year. The value of stock holdings is calculated based on the closing price of a share of common stock of the Company on the last trading day of the Company’s fiscal year ending prior to the annual review. Stock that counts towards satisfaction of the Company’s NEO Stock Ownership Guidelines includes: a) shares owned outright by the NEO or his or her immediate family members residing in the same household; b) shares held in trust or under a similar arrangement for the economic benefit of the NEO; c) restricted or unrestricted stock issued as part of an NEO’s compensation, whether or not vested; d) shares acquired upon option exercise that the NEO continues to own; and e) shares that are held for the NEO under a 401(k) or other retirement plan. The Nominating and Corporate Governance Committee has authority to administer and interpret these guidelines and include them as part of its annual review of each NEO. As of December 31, 2024, all NEOs met or exceeded the ownership guidelines.

Director Stock Ownership Guidelines

The Company recommends that each non-employee serving as a director on the Board of Directors own shares of the Company’s common stock having a value equal to at least three times the director’s annual cash retainer from the Company. Directors have five years from the commencement of their initial term to achieve this ownership level. The value of stock holdings is calculated based on the closing price of a share of common stock of the Company on the last trading day of the Company’s fiscal year ending prior to the annual review. Stock that counts towards satisfaction of the Company’s Director Stock Ownership Guidelines includes: a) shares owned outright by the director or his or her immediate family members residing in the same household; b) shares held in trust or under a similar arrangement for the economic benefit of the director; c) restricted or unrestricted stock issued as part of a director’s compensation, whether or not vested; and d) shares acquired upon option exercise that the participant continues to own. The Nominating and Corporate Governance Committee has authority to administer and interpret these guidelines and include them as part of its annual review of directors. As of December 31, 2024, seven out of the nine non-employee directors met or exceeded the ownership guidelines.

Clawback Policy

The Board has adopted a clawback policy that provides for the recovery of short-term and long-term incentive compensation received by current and former executive officers and certain other employees in the event of a financial restatement due to material non-compliance with any financial reporting requirement under applicable securities law or to correct a material error. This policy has a three-year lookback period and applies even if there was no misconduct or failure of oversight on the part of an individual executive officer or employee subject to the policy. The Board of the Company shall not have any discretion as to whether to pursue recovery of incentive compensation paid to its employees, except if (i) the Board determines, after reasonable and documented attempts by the Company to recover, that the cost to enforce the Policy in any particular instance would exceed the amount to be recovered, or (ii) recovery would likely cause an otherwise tax-qualified retirement plan to fail to be so qualified.

Human Rights Policy

The Board has adopted a Human Rights Policy to address its responsibility across all business levels, subsidiaries and joint ventures to respect human rights and labor standards, both within the Company and across its value and supply chains. This policy addresses, among other things, non-discrimination, payment of fair compensation, promoting employee health and safety, preventing harassment, providing employees with the support needed to perform their jobs in a responsible manner, and ensuring that the Company’s offices and facilities are accessible for persons with disabilities.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information with respect to the beneficial ownership of the Company’s Common Shares as of March 7, 2025, by:

●	each person known by the Company to beneficially own more than five percent of the Company’s outstanding Common Shares;

●	each of the Company’s directors;

●	each of the Company’s five NEOs; and

●	all of the Company’s Executive Officers and directors as a group.

Unless otherwise indicated, the person or persons named below have sole voting and investment power over the Common Shares indicated and that person’s address is c/o UMH Properties, Inc., Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728.

In determining the number and percentage of Common Shares beneficially owned by each person, Common Shares that may be acquired by that person under options exercisable within 60 days of March 7, 2025, are deemed beneficially owned by that person and are deemed outstanding for purposes of determining the total number of outstanding Common Shares for that person and are not deemed outstanding for that purpose for all other shareholders.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Shares Outstanding (2)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,506,462	(3)	9.09%

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	7,233,313	(4)	8.76%

T. Rowe Price Investment Management, Inc. 100 East Pratt St. Baltimore, MD 21202	5,294,757	(5)	6.41%

Amy L. Butewicz	17,908	(6)	*

Jeffrey A. Carus	32,567	(7)	*

Anna T. Chew	1,274,173	(8)	1.54%

Kiernan Conway	7,187	(9)	*

Matthew I. Hirsch	63,249	(10)	*

Craig Koster	293,451	(11)	*

Eugene W. Landy	1,862,461	(12)	2.24%

Michael P. Landy	483,682	(13)	*

Samuel A. Landy	1,418,531	(14)	1.71%

Stuart D. Levy	26,858	(15)	*

William E. Mitchell	311,927	(16)	*

Angela D. Pruitt-Marriott	15,117	(17)	*

Kenneth K. Quigley, Jr.	38,446	(18)	*

Brett Taft	348,049	(19)	*

UMH 401(k) Plan	631,061	(20)	*

Directors and Executive Officers as a group	7,396,727		8.77%

*Less than 1%

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in the table have sole voting and investment power with respect to all Common Shares listed. Except as indicated in the footnotes to this table, none of the Common Shares have been pledged as collateral.

(2)	In accordance with SEC regulations, the percentage calculations are based on the number of Common Shares outstanding on March 7, 2025, which was 82,556,602 Common Shares, plus shares that may be issued within 60 days of March 7, 2025, upon exercise of stock options.

(3)	Based on Schedule 13F as of December 31, 2024, filed by The Vanguard Group (“Vanguard”), Vanguard owns 7,506,462 Common Shares. This filing with the SEC by Vanguard indicates that Vanguard has shared voting power for 106,957 Common Shares.

(4)	Based on Schedule 13F as of December 31, 2024, filed by BlackRock, Inc. (“Blackrock”), Blackrock owns 7,233,313 Common Shares. This filing with the SEC by BlackRock, Inc. indicates that BlackRock has sole voting power for 7,052,939 Common Shares.

(5)	Based on Schedule 13F as of December 31, 2024, filed by T. Rowe Price Investment Management, Inc. (“T. Rowe Price”), T. Rowe Price owns 5,294,757 Common Shares. This filing with the SEC by T. Rowe Price indicates that T. Rowe Price has sole voting power for 5,264,763 Common Shares.

(6)	Includes 6,200 Common Shares issuable upon exercise of stock options. Excludes 14,800 Common Shares issuable upon the exercise of a stock option, which stock option is exercisable as per following schedule: 2,200 Common Shares on 1/10/26; 2,000 Common Shares on 3/21/26; 2,200 Common Shares on 1/10/27; 2,000 Common Shares on 3/21/27; 2,200 Common Shares on 1/10/28; 2,000 Common Shares on 3/21/28; and 2,200 Common Shares on 1/10/29.

(7)	Includes (a) 1,016 Common Shares in custodial accounts for Mr. Carus’ minor children under the NJ Uniform Transfers to Minors Act which he disclaims any beneficial interest but has power to vote; and (b) 6,200 Common Shares issuable upon exercise of stock options. Excludes 14,800 Common Shares issuable upon the exercise of a stock option, which stock option is exercisable as per following schedule: 2,200 Common Shares on 1/10/26; 2,000 Common Shares on 3/21/26; 2,200 Common Shares on 1/10/27; 2,000 Common Shares on 3/21/27; 2,200 Common Shares on 1/10/28; 2,000 Common Shares on 3/21/28; and 2,200 Common Shares on 1/10/29. In addition to the Common Shares reported, Mr. Carus also holds 500 of the Preferred D Shares.

24

(8)	Includes (a) 732,933 Common Shares owned jointly with Ms. Chew’s husband or children; (b) 223,400 Common Shares issuable upon exercise of stock options; and (c) 317,840 Common Shares of unvested restricted stock. Excludes 120,600 Common Shares issuable upon the exercise of a stock option, which stock option is exercisable as per following schedule: 10,000 Common Shares on 7/14/25; 15,000 Common Shares on 3/21/26; 10,000 Common Shares on 3/26/26; 7,800 Common Shares on 3/28/26; 10,000 Common Shares on 7/14/26; 15,000 Common Shares on 3/21/27; 10,000 Common Shares on 3/26/27; 7,800 Common Shares on 3/28/27; 15,000 Common Shares on 3/21/28; 10,000 Common Shares on 3/26/28; and 10,000 Common Shares on 3/26/29. Excludes 51,414 Common Shares held in the UMH 401(k) Plan. Ms. Chew is a co-trustee of the UMH 401(k) Plan and has shared voting power over the Common Shares held by the UMH 401(k) Plan. She, however, disclaims beneficial ownership of all of the Shares held by the UMH 401(k) Plan, except for the 51,414 Common Shares held by the UMH 401(k) Plan for her benefit. See Note 20 below for information regarding Common Shares held by the UMH 401(k) Plan.

(9)	Includes 6,200 Common Shares issuable upon exercise of stock options. Excludes 14,800 Common Shares issuable upon the exercise of a stock option, which stock option is exercisable as per following schedule: 2,200 Common Shares on 1/10/26; 2,000 Common Shares on 3/21/26; 2,200 Common Shares on 1/10/27; 2,000 Common Shares on 3/21/27; 2,200 Common Shares on 1/10/28; 2,000 Common Shares on 3/21/28; and 2,200 Common Shares on 1/10/29.

(10)	Includes (a) 51,699 Common Shares owned jointly with Mr. Hirsch’s wife; (b) 5,350 Common Shares owned by Mr. Hirsch’s wife; and (c) 6,200 Common Shares issuable upon exercise of stock options. Excludes 14,800 Common Shares issuable upon the exercise of a stock option, which stock option is exercisable as per following schedule: 2,200 Common Shares on 1/10/26; 2,000 Common Shares on 3/21/26; 2,200 Common Shares on 1/10/27; 2,000 Common Shares on 3/21/27; 2,200 Common Shares on 1/10/28; 2,000 Common Shares on 3/21/28; and 2,200 Common Shares on 1/10/29.

(11)	Includes (a) 64,548 Common Shares owned jointly with Mr. Koster’s wife; (b) 183,400 Common Shares issuable upon exercise of stock options; and (c) 45,503 Common Shares of unvested restricted stock. In addition to the Common Shares reported, Mr. Koster also holds 337 of the Preferred D Shares. Excludes 120,600 Common Shares issuable upon the exercise of a stock option, which stock option is exercisable as per following schedule: 10,000 Common Shares on 7/14/25; 15,000 Common Shares on 3/21/26; 10,000 Common Shares on 3/26/26; 7,800 Common Shares on 3/28/26; 10,000 Common Shares on 7/14/26; 15,000 Common Shares on 3/21/27; 10,000 Common Shares on 3/26/27; 7,800 Common Shares on 3/28/27; 15,000 Common Shares on 3/21/28; 10,000 Common Shares on 3/26/28; and 10,000 Common Shares on 3/26/29. Excludes 9,065 Common Shares held in the UMH 401(k) Plan. See Note 20 below for information regarding Common Shares held by the UMH 401(k) Plan.

(12)	Includes (a) 112,849 Common Shares held in the Sheltered Family Trust of which Mr. Landy is a Trustee with power to vote; (b) 154,380 Common Shares held in the Eugene W. Landy and Gloria Landy Family Foundation, a charitable trust for which Mr. Landy has power to vote; (c) 33,561 Common Shares held in the Landy & Landy Employees’ Pension Plan of which Mr. Landy is a Trustee with power to vote; (d) 42,913 Common Shares held in the Landy & Landy Employees’ Profit Sharing Plan of which Mr. Landy is a Trustee with power to vote; (e) 550,000 Common Shares issuable upon exercise of stock options; (f) 619,342 Common Shares pledged in a margin account; and (g) 227,559 Common Shares pledged as security for loans. Excludes 225,000 Common Shares issuable upon the exercise of a stock option, which stock option is exercisable as per following schedule: 20,000 Common Shares on 7/14/25; 20,000 Common Shares on 9/9/25; 15,000 Common Shares on 3/21/26; 20,000 Common Shares on 3/26/26; 20,000 Common Shares on 7/14/26; 20,000 Common Shares on 9/9/26; 15,000 Common Shares on 3/21/27; 20,000 Common Shares on 3/26/27; 20,000 Common Shares on 9/9/27; 15,000 Common Shares on 3/21/28; 20,000 Common Shares on 3/26/28; and 20,000 Common Shares on 3/26/29.

(13)	Includes (a) 81,009 Common Shares in custodial accounts for Mr. Landy’s children under the NJ Uniform Transfers to Minors Act in which he disclaims any beneficial interest but has power to vote; (b) 48,000 Common Shares in the EWL Grandchildren Fund LLC of which Mr. Landy is a co-manager; and (c) 6,200 Common Shares issuable upon exercise of stock options. Excludes 14,800 Common Shares issuable upon the exercise of a stock option, which stock option is exercisable as per following schedule: 2,200 Common Shares on 1/10/26; 2,000 Common Shares on 3/21/26; 2,200 Common Shares on 1/10/27; 2,000 Common Shares on 3/21/27; 2,200 Common Shares on 1/10/28; 2,000 Common Shares on 3/21/28; and 2,200 Common Shares on 1/10/29.

(14)	Includes (a) 12,020 Common Shares owned by Mr. Samuel Landy’s wife; (b) 44,216 Common Shares owned with Mr. Samuel Landy’s wife; (c) 48,023 Common Shares held in the Landy 2022 Family Trust; (d) 48,000 Common Shares in the EWL Grandchildren Fund LLC of which Mr. Landy is a co-manager; (e) 161,800 Common Shares issuable upon exercise of stock options; (f) 113,886 Common Shares pledged in a margin account; (g) 627,146 Common Shares pledged as security for loans; and (h) 404,151 Common Shares of unvested restricted stock. Excludes 17,700 Common Shares issuable upon the exercise of a stock option, which stock option is exercisable as per following schedule: 5,900 Common Shares on 3/21/26; 5,900 Common Shares on 3/21/27; and 5,900 Common Shares on 3/21/28. Also, excludes 92,690 Common Shares held in the UMH 401(k) Plan. Mr. Landy is a co-trustee of the UMH 401(k) Plan and has shared voting power over the Common Shares held by the UMH 401(k) Plan. He, however, disclaims beneficial ownership of all of the Common Shares held by the UMH 401(k) Plan, except for the 92,690 Common Shares held by the UMH 401(k) Plan for his benefit. See Note 20 below for information regarding Common Shares held by the UMH 401(k) Plan.

(15)	Includes 6,200 Common Shares issuable upon exercise of stock options. Excludes 14,800 Common Shares issuable upon the exercise of a stock option, which stock option is exercisable as per following schedule: 2,200 Common Shares on 1/10/26; 2,000 Common Shares on 3/21/26; 2,200 Common Shares on 1/10/27; 2,000 Common Shares on 3/21/27; 2,200 Common Shares on 1/10/28; 2,000 Common Shares on 3/21/28; and 2,200 Common Shares on 1/10/29.

(16)	Includes (a) 283,562 Common Shares held by Mitchell Portfolio Management, in which Mr. Mitchell has a beneficial interest; and (b) 6,200 Common Shares issuable upon exercise of stock options. Excludes 14,800 Common Shares issuable upon the exercise of a stock option, which stock option is exercisable as per following schedule: 2,200 Common Shares on 1/10/26; 2,000 Common Shares on 3/21/26; 2,200 Common Shares on 1/10/27; 2,000 Common Shares on 3/21/27; 2,200 Common Shares on 1/10/28; 2,000 Common Shares on 3/21/28; and 2,200 Common Shares on 1/10/29.

(17)	Includes 6,200 Common Shares issuable upon exercise of stock options. Excludes 14,800 Common Shares issuable upon the exercise of a stock option, which stock option is exercisable as per following schedule: 2,200 Common Shares on 1/10/26; 2,000 Common Shares on 3/21/26; 2,200 Common Shares on 1/10/27; 2,000 Common Shares on 3/21/27; 2,200 Common Shares on 1/10/28; 2,000 Common Shares on 3/21/28; and 2,200 Common Shares on 1/10/29.

(18)	Includes 6,200 Common Shares issuable upon exercise of stock options. Excludes 14,800 Common Shares issuable upon the exercise of a stock option, which stock option is exercisable as per following schedule: 2,200 Common Shares on 1/10/26; 2,000 Common Shares on 3/21/26; 2,200 Common Shares on 1/10/27; 2,000 Common Shares on 3/21/27; 2,200 Common Shares on 1/10/28; 2,000 Common Shares on 3/21/28; and 2,200 Common Shares on 1/10/29.

(19)	Includes (a) 223,400 Common Shares issuable upon exercise of stock options, and (b) 52,007 Common Shares of unvested restricted stock. Excludes 120,600 Common Shares issuable upon the exercise of a stock option, which stock option is exercisable as per following schedule: 10,000 Common Shares on 7/14/25; 15,000 Common Shares on 3/21/26; 10,000 Common Shares on 3/26/26; 7,800 Common Shares on 3/28/26; 10,000 Common Shares on 7/14/26; 15,000 Common Shares on 3/21/27; 10,000 Common Shares on 3/26/27; 7,800 Common Shares on 3/28/27; 15,000 Common Shares on 3/21/28; 10,000 Common Shares on 3/26/28; and 10,000 Common Shares on 3/26/29. Excludes 7,953 Common Shares held in the UMH 401(k) Plan. See Note 20 below for information regarding Common Shares held by the UMH 401(k) Plan.

(20)	Includes 631,061 Common Shares held by the UMH 401(k) Plan. Ms. Anna T. Chew and Mr. Samuel A. Landy share voting power over the Common Shares held by the UMH 401(k) Plan.

25

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

At the Annual Meeting, the Company’s common shareholders will be asked to consider and vote on a proposal to ratify the appointment of PKF O’Connor Davies, LLP (“PKF”) as the Company’s independent registered public accounting firm for the year ending December 31, 2025. The Company’s charter and bylaws do not require that its shareholders ratify the appointment of PKF as the Company’s independent registered public accounting firm. The Company is asking its common shareholders to ratify this appointment as a matter of good corporate practice. If the Company’s common shareholders do not ratify the appointment of PKF, the Company’s Audit Committee will reconsider whether to retain PKF as the Company’s independent registered public accounting firm, but may determine to retain PKF. Even if the appointment of PKF is ratified by the Company’s common shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company. PKF has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. There have been no disagreements between the Company and PKF relating to accounting procedures, financial statement disclosures or related items. The Company expects a representative of PKF to be present at the Annual Meeting to make a statement if he or she desires to do so and to respond to appropriate questions.

Fee Disclosure

PKF served as the Company’s independent registered public accounting firm for the years ended December 31, 2024 and 2023. The following are fees billed by and accrued to PKF in connection with services rendered for the years ended December 31, 2024 and 2023:

	Year Ended December 31, 2024	Year Ended December 31, 2023

Audit Fees	$400,000	$375,000
Audit-Related Fees	60,015	48,374
Tax Fees	96,800	93,050
All Other Fees	-0-	-0-
Total Fees	$556,815	$516,424

Audit fees include professional services rendered for the audit of the Company’s annual financial statements, management’s assessment of internal controls, and reviews of financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit-related fees include services that are normally provided by the Company’s independent auditors in connection with statutory and regulatory filings, such as consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Tax fees include professional services rendered for the preparation of the Company’s federal and state corporate tax returns and supporting schedules as may be required by the Internal Revenue Service and applicable state taxing authorities. Tax fees also include other work directly affecting or supporting the payment of taxes, including planning and research of various tax issues.

All other fees include fees for all other services provided by PKF, other than the services reported above as Audit Fees, Audit-Related Fees or Tax Fees.

All of the services performed by PKF for the Company during 2024, including audit fees, audit-related fees, tax fees and all other fees described above, were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services provided by the Company’s independent registered public accounting firm. The policy requires that all services provided by our principal independent registered public accounting firm to the Company, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee, and all have been so pre-approved. The pre-approval requirements do not prohibit day-to-day normal tax consulting services, which matters will not exceed $10,000 in the aggregate.

The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining PKF’s independence.

Vote Required:

Approval of the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the year ending December 31, 2025, requires the affirmative vote of a majority of the votes cast on the proposal.

Board Recommendation:

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU
VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PKF
O’CONNOR DAVIES, LLP AS THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025

26

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of UMH operates under a written charter which was most recently amended in January 2020. The amended charter is available on the Company’s website at www.umh.reit.

The Audit Committee consists of four “independent” Directors, as defined by the listing standards of the NYSE. The Audit Committee’s role is to act on behalf of the Board of Directors in the oversight of all material aspects of the Company’s reporting, internal control and audit functions. Management is responsible for our financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviews and discusses with management and with the Company’s registered public accounting firm the audited financial statements.

We have reviewed and discussed with management and with the Company’s registered public accounting firm the Company’s audited financial statements as of and for the year ended December 31, 2024.

We have discussed with the independent registered public accounting firm the matters required to be discussed by standards of the Public Company Accounting Oversight Board (“PCAOB”), rules of the SEC and other applicable regulations.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence”, and we have discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Audit Committee:

Jeffrey A. Carus

Matthew I. Hirsch

Stuart D. Levy

Kenneth K. Quigley, Jr. (Chairman)

27

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Overview

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (as set forth in Section 14A of the Securities Exchange Act of 1934, as amended), we are providing our shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that was paid to our Named Executive Officers in 2024 as described in the “Compensation Discussion and Analysis” set forth in this proxy statement, including the compensation tables and the narrative disclosures that accompany those tables.

At the annual meeting of shareholders held on May 29, 2024, the Company’s shareholders approved by their advisory vote the compensation of the Named Executive Officers. At the annual meeting of shareholders held on May 31, 2023, the shareholders expressed a preference that advisory votes on executive compensation occur every year, which was consistent with the recommendation of the Board. Consistent with shareholder preference, a shareholder advisory vote on executive compensation will be held at the 2025 annual meeting of shareholders. The results of this advisory vote are not binding on the Compensation Committee, the Company or our Board of Directors. Nevertheless, the Board of Directors values input from our shareholders and will consider carefully the results of this vote when making future decisions concerning executive compensation.

Our executive compensation program is designed to attract and retain talented individuals who possess the skills and expertise necessary to lead the Company. The following table highlights important aspects of our executive compensation program, which promotes good corporate governance and serves the interests of our shareholders:

Executive Compensation Highlights

Cash bonus program and equity compensation for CEO, CFO and other Named Executive Officers are tied to objective short-term and long-term performance goals recommended by an independent compensation consultant and approved by our Compensation Committee.
Total executive compensation for our CEO is below the median and average total executive compensation of the CEOs for the Comparable REITs (as subsequently defined) disclosed in their proxy summary compensation tables and of CEOs for REITs in the residential property sector and REITs with similar total capitalizations based upon the 2024 Nareit Compensation Survey (the “Survey”). Further, total executive compensation for our CEO is below the 25th percentile of CEOs for REITs with similar numbers of full-time employees, based upon the Survey.

Robust stock ownership and anti-hedging policies:
● CEO requirement: 6x base salary
● Director guidelines: 3x annual cash fee
● Non-CEO Named Executive Officers guidelines: 2x base salary
● Directors, officers and employees are prohibited from the purchase or sale of puts, calls, options or other derivative securities, and from hedging or monetization transactions, such as forward sale contracts, in which the shareholder continues to own the underlying Company security without all the risks or rewards of ownership.

Average director compensation is below the average and median director compensation of Comparable REITs (as subsequently defined).
The Company has a Compensation Clawback Policy in place that provides for the recovery of short-term and long-term incentive compensation received by its executive officers and certain other employees in the event of a financial restatement due to material non-compliance with any financial reporting requirement under applicable securities law or to correct a material error.
No excessive perquisites or other benefits.
Our Equity Incentive Plan does not provide for excessive share recycling, an evergreen share reserve, excise tax gross-ups, stock option repricing, cash buyouts or reload options. All stock option and restricted stock awards to employees must be subject to a minimum vesting period of at least one year from grant date, except with respect to up to 5% of shares reserved for issuance. Our general practice has been for awards to vest over a 5-year period, 20% per year, to encourage employee retention and align employees’ interests with those of our shareholders.
No single-trigger acceleration provisions contained in executive employment agreements. Subsequent to a change-in-control event, a qualifying termination (by the Company without cause, due to executive’s death or disability or by the executive for good reason) must occur prior to receiving any severance payment.

We ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of our Named Executive Officers for the year ended December 31, 2024, as set forth in the Company’s Proxy Statement for its 2025 Annual Meeting of Shareholders.”

Vote Required:

The affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy, assuming a quorum is present, is required to approve the advisory resolution approving the compensation of our Named Executive Officers.

Board Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

28

PROPOSAL 4

APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2023 EQUITY INCENTIVE AWARD PLAN

Overview

At the Annual Meeting, the Company’s common shareholders will be asked to approve a proposed amendment to the Company’s 2023 Equity Incentive Plan (the “Plan”) to increase the number of shares subject to the Plan by 2,250,000 shares and to remove the cash buyout provision in Section 5.6 of the Plan (collectively the “Amendment”). The Plan, which was approved by shareholders at our 2023 annual meeting, is intended to promote the success and enhance the value of the Company by linking the individual interests of its directors, employees, consultants and advisors to those of its shareholders and to provide incentive compensation for such individuals in a form that is linked to the growth and profitability of the Company and increases in shareholder value. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of directors, employees, consultants and advisors upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.

As adopted in 2023, the Plan originally provided for up to 2,200,000 shares to be available for issuance pursuant to awards granted under the Plan. As of March 7, 2025, the record date for the 2025 Annual Meeting, 32,366 common shares remained available for award under the Plan. The Board does not believe that the shares that remain available for awards under the Plan are sufficient to continue to attract and retain qualified employees and directors. The Amendment, if approved by the Company’s shareholders, will provide an additional 2,250,000 common shares for issuance pursuant to future awards under the Plan, for a total of 2,282,366 common shares (including the 32,366 common shares available as of March 7, 2025) available for future grants of option awards, restricted stock awards, or other stock-based awards. The additional 2,250,000 Common Shares that would be authorized for awards under the Plan represent approximately 2.8% of the Company’s total outstanding Common Shares as of March 7, 2025. The Compensation Committee believes this additional share reserve is appropriate to provide the Company with the flexibility to award equity compensation to employees and directors in amounts that are comparable to the Company’s competitors and peers.

The Board also seeks shareholder approval to amend the Plan pursuant to the Amendment by removing the cash buyout provision in Section 5.6 of the Plan that currently permits the Board to authorize the cash buyout of equity awards without shareholder approval. The Board seeks shareholder approval to remove this provision as a matter of good corporate governance and in accordance with the best interests of the Company’s shareholders.

The Board recommends that you vote FOR the Amendment to the Company’s 2023 Equity Incentive Award Plan.

SUMMARY OF THE COMPANY’S 2023 EQUITY INCENTIVE AWARD PLAN

WHAT’S IN OUR PLAN	WHAT’S NOT IN OUR PLAN
✔ Administration by independent directors. The Plan is administered by Board committees whose members satisfy the independence standards of the New York Stock Exchange listing standards and who qualify as nonemployee directors as defined in Rule 16b-3 under the Exchange Act.	No liberal change in control vesting. The Board does not have discretion to declare that a change in control has occurred, and vesting may be accelerated upon a change in control only on a “double trigger” basis or if awards are not assumed by the surviving company.
✔ Minimum vesting period. Except with respect to up to 5% of shares reserved for issuance under the Plan, all stock-based awards to employees must be subject to a minimum vesting period of at least one year from grant date. Our practice has been for awards to vest over a 5-year period, 20% per year, to encourage employee retention and align employees’ interests with those of our shareholders.	No excessive share recycling. Share recycling is not permitted except under limited circumstances detailed in the 2023 Plan.
✔ Clawback. The Company’s clawback policy provides for the recovery of short-term and long-term incentive compensation received by its employees in the event of a financial restatement due to material non-compliance with any financial reporting requirement under applicable securities law or to correct a material error.	No “evergreen” share reserve. The 2023 Plan does not contain an “evergreen” provision that automatically replenishes the share reserve. Shareholder approval is required to increase the share reserve.
✔ Overall annual limit on number of shares granted as stock-based awards. The aggregate number of shares that may be issued pursuant to stock-based awards to any participant in any calendar year shall not exceed 300,000.

No excise tax gross-ups. The 2023 Plan does not provide for any tax gross-ups, and the Company is not required to issue any shares or otherwise settle awards until all tax obligations have been satisfied.

✔ Maximum ten-year term. The term of stock options and any stock option appreciation rights (“SARs”) granted under the Plan may not exceed ten years.	No repricing of options or SARs. Any action that may constitute a repricing of stock options or SARs is prohibited, subject to certain adjustment provisions.
No reload options. No option or SAR granted under the 2023 Plan may contain any provision entitling the participant to the automatic grant of an additional option or SAR, as applicable, in connection with exercise of the original award.
No cash buyouts. No cash buyouts of underwater options are permitted.
No discounted options or SARs. Stock options or SARs may not be granted with an exercise price lower than the grant date fair market value.
No dividends paid on options, SARs or unvested awards. Dividends may not be credited on options or SARs. To the extent credited on other stock-based awards, any such dividends or dividend equivalents will not be paid unless and until the underlying award vests.

Summary of the Plan

The following is a summary of the principal features of the Plan, as it is proposed to be amended, and its operation. The following summary is qualified in its entirety by reference to the Plan, a copy of which is attached, as proposed to be amended, as Appendix A. Capitalized terms used but not defined in this summary have the meanings set forth in the Plan.

29

Administration of the Plan

The Plan is administered by the Compensation Committee of the Company’s Board of Directors, comprised of two or more Directors of the Company, none of whom may be officers or employees of the Company and all of whom will be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the Exchange Act). The members of the Company’s Compensation Committee are appointed from time to time by, and will serve at the pleasure of, its Board of Directors. Currently, the Company’s Compensation Committee consists of Jeffrey A. Carus, William E. Mitchell (who serves as Chairman of the Compensation Committee), Angela D. Pruitt-Marriott and Kenneth K. Quigley, Jr. The Company’s Compensation Committee has the sole discretion to administer and construe the Plan in accordance with its provisions. Subject to the terms of the Plan, the Compensation Committee’s authority includes the power to:

● determine persons eligible for awards and who shall receive awards;

●prescribe the terms and conditions of the awards;

●determine the time or times and conditions subject to which awards may be exercised or become vested, deliverable, exercisable, or as to which any restrictions (including, without limitation, any restrictions) may apply or lapse;

●accelerate the time at which all or any part of an option may become vested or exercisable or accelerate the time at which the restrictions on any restricted stock award may lapse in the event of the grantee’s death or disability or in connection with any Termination of Service of the grantee as defined in the Plan;

●amend or modify the terms and conditions of an award with the consent of the participant;

●interpret, construe and implement the Plan and the awards;

●adopt rules, policies and other procedures for administration, interpretation and application of the Plan as are consistent with the terms of the plan;

●interpret, amend or revoke any such rules, policies and procedures; and

●make determinations necessary or advisable for the administration of the Plan and the awards granted thereunder.

Shares Subject to Awards

The maximum number of shares that may be issued under the Plan is 4,450,000 shares, which includes the 2,200,000 shares originally available under the Plan at the time of its adoption in 2023 and the 2,250,000 additional shares that will be available for future awards if the Amendment is approved. Only shares related to an award made under the Plan that are forfeited, expire unexercised, or are settled in cash in lieu of shares, shall become available for additional awards under the Plan. Currently, the number of awards to be granted under the Plan is not determinable. Not more than three hundred thousand (300,000) Common Shares may be granted to any one person pursuant to awards under the Plan in any one year.

Eligibility to Receive Awards

Directors, officers and key employees of the Company and any of its subsidiaries are eligible to receive one or more grants of options or restricted stock awards under the Plan. Currently, there are approximately sixty individuals whom we consider to be directors, officers or key employees of the Company.

Options

Subject to the terms and provisions of the Plan, options may be granted to participants at any time and from time to time as determined by the Company’s Compensation Committee. The Compensation Committee will determine the number of shares subject to each option. The Compensation Committee may grant incentive stock options (ISOs), which are entitled to favorable tax treatment, to employees of the Company or one of its subsidiaries, nonqualified stock options (NSOs), or any combination thereof. In general, each option may be exercised only after one year of continued employment with the Company (or service as a director) or one of its subsidiaries immediately after the date the option is granted. The Company’s Compensation Committee will set the exercise price of each option. In the case of a NSO, the exercise price must equal at least 100% of the fair market value of a share on the date granted. In the case of an ISO, the exercise price must equal at least 100% of the fair market value of a share on the date granted or, consistent with Section 422(c)(5) of the Internal Revenue Code, if the participant (together with persons whose stock ownership is attributed to the participant pursuant to Section 424(d) of the Internal Revenue Code) owns stock possessing more than 10% of the total combined voting power of all classes of the Company stock or any of its subsidiaries on the date the option is granted, 110% of the fair market value of a share. The fair market value of the Company’s stock will be based upon the closing sales price of the Shares on any national securities exchange on which the Shares are listed (provided that if there is more than one such securities exchange on which the Shares are listed, the Committee shall designate the appropriate securities exchange for purposes of the Fair Market Value determination) or, if there is no regular public trading market for such shares, the Compensation Committee will use a reasonable valuation method that is consistent with Section 409A of the Internal Revenue Code. The aggregate fair market value (determined on the date of grant) of the shares with respect to which ISOs are exercisable for the first time by any participant during any calendar year (under all plans of the Company and its subsidiaries) may not exceed $100,000. The exercise price of each option must be paid in full in cash or its equivalent at the time of exercise. The Company’s Compensation Committee may also allow exercise by other means, including by tendering previously acquired shares. Options expire at the times established by the Compensation Committee (or earlier in the event that the participant’s employment or directorship is terminated), but generally not later than 10 years after the date of grant. Except as otherwise permitted by the Company’s Compensation Committee in the case of an NSO, an option granted under the Plan generally may not be transferred. The Compensation Committee may permit a transfer, upon a participant’s death, to beneficiaries designated by the participant.

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Restricted Stock

Subject to the terms and provisions of the Plan, restricted stock may be granted to participants at any time and from time to time as determined by the Company’s Compensation Committee. The Compensation Committee determines the recipients of restricted stock awards; the number of restricted shares to be awarded; the length of the restricted period of the award; the restrictions applicable to the award including, without limitation, the employment or retirement status of the participant; rules governing forfeiture and restrictions applicable to any sale, assignment, transfer, pledge or other encumbrance of the restricted stock during the restricted period; and the eligibility to share in dividends and other distributions paid to the Company’s stockholders during the restricted period. Unless otherwise provided for in an underlying restricted stock award agreement, if a participant’s status as an employee or director of the Company is terminated by reason of death or disability, the restrictions will lapse on such date and if an individual’s employment or service as an employee or director is involuntarily terminated by the Company other than for “cause” (as defined in the Plan), the restrictions on the individual’s restricted stock awards will lapse. If a participant’s status as an employee or director terminates for any other reason, the Plan provides that a participant will generally forfeit any outstanding restricted stock awards, unless otherwise indicated in the applicable award agreement.

Change in Control Provisions

Upon a change in control (as defined in the Plan), the Compensation Committee may elect to provide for “double-trigger” vesting acceleration if a participant suffers a “qualifying termination” within 24 months following the change in control, or if the surviving or successor corporation in the change in control does not assume or continue awards following the change in control, the Compensation Committee may elect to accelerate vesting of outstanding awards to the closing of the change in control.

U.S. Federal Income Tax Aspects of the Plan

Nonqualified Stock Options

A recipient of an NSO will not have taxable income on the date of grant. Upon exercise of NSOs, the participant will recognize ordinary income equal to the difference between the fair market value of the Common Shares on the date of exercise and the price paid for the shares. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss (and will be long-term gain or loss if the shares are held for more than 12 months after exercise). In general, the Company will be entitled to a tax deduction in respect of an exercise of an NSO granted under the Plan in an amount equal to the ordinary income realized by the participant at exercise.

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Incentive Stock Options

A recipient of an ISO will not have taxable income on the date of grant. The purchase of Common Shares upon exercise of an ISO will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Upon the disposition of shares received upon exercising an ISO (“ISO Shares”) that have been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the ISO), the participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Shares. However, if a participant disposes of ISO Shares that have not been held for the requisite holding period (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition equal to the amount by which the fair market value of the ISO Shares at the time of exercise (or, if less, the amount realized in the case of an arm’s-length disposition to an unrelated party) exceeds the exercise price paid by the participant. A participant would also recognize capital gain to the extent that the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Shares on the exercise date. If the exercise price paid for the ISO Shares exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

Generally, the Company will not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless the participant makes a Disqualifying Disposition of the ISO Shares. If a participant makes a Disqualifying Disposition, the Company will generally be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the participant under the rules described in the preceding paragraph.

Restricted Stock Awards

A recipient of restricted stock may, if the Compensation Committee permits, make an election under Section 83(b) of the Internal Revenue Code (a “Section 83(b) Election”) to have the grant taxed as compensation income at the time of receipt, with the result that any future appreciation (or depreciation) in the value of the shares granted will be taxed as a capital gain (or loss) upon a subsequent sale of the shares. However, if the recipient does not make a Section 83(b) Election, then the grant will be taxed as ordinary compensation income at the full fair market value (less any amount paid therefor by the recipient) on the date that the restrictions imposed on the shares expire. Unless a recipient makes a Section 83(b) Election, any dividends paid on the stock subject to the restrictions are compensation income to the grantee. The Company’s deduction will generally be an amount equal to the amount recognized as compensation income by a recipient at such times as are recognized by such recipient.

Amendments and Termination of the Plan

The Company’s Board of Directors generally may amend or terminate the Plan, or any part of the Plan, at any time and for any reason, except that an amendment will not be effective without the approval of the Company’s common stockholders if and, to the extent required to maintain the Plan’s qualification under the Internal Revenue Code, by the applicable rules of any national securities exchange or by any applicable law. The amendment, suspension or termination of the Plan will not, without the consent of a participant, alter or impair any rights or obligations under any award granted to such participant. No award may be granted during any period of suspension or after termination of the Plan.

The Proposed Amendment

If the Amendment is approved by shareholders at the Annual Meeting, the Plan will be amended to allow for the issuance of up to an additional 2,250,000 common shares pursuant to future awards under the Plan, for a total of 2,282,366 common shares available for future grants of option awards, restricted stock awards, or other stock-based awards (including the 32,366 common shares available as of March 7, 2025). The Amendment would also delete the cash buyout provision in Section 5.6 of the Plan, which currently permits the Board to authorize the cash buyout of equity awards under the Plan without shareholder approval.

Vote Required:

The affirmative vote of a majority of the votes cast is required for approval of the Amendment to the Company’s 2023 Equity Incentive Award Plan.

Board Recommendation:

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE “FOR” THE AMENDMENT TO THE COMPANY’S 2023 EQUITY INCENTIVE AWARD PLAN

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COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has been appointed to implement the Board’s responsibilities relating to the compensation of the Company’s executive officers. The Committee has the overall responsibility for approving and evaluating the executive officer compensation plans, policies and programs of the Company. The Committee’s primary objectives include serving as an independent and objective party to review, design, implement and monitor such compensation plans, policies and programs.

For 2024, our Named Executive Officers consisted of the following five individuals: Eugene Landy, our Founder and Chairman of the Board, Samuel Landy, our President and Chief Executive Officer, Anna Chew, our Executive Vice President, Chief Financial Officer and Treasurer, Craig Koster, our Executive Vice President, General Counsel and Secretary, and Brett Taft, our Executive Vice President and Chief Operating Officer.

Engagement of Compensation Consultant

The Compensation Committee is authorized to retain the services of one or more executive compensation consultants, in its discretion, to assist with the establishment and review of our compensation programs and related policies. The Compensation Committee has sole authority to hire, terminate and set the terms of any future engagement of any compensation consultant.

In 2024, the Company retained its compensation consultant, Korn Ferry (“KF”), to review the compensation practices for executive officers, provide guidance as to director compensation, analyze the Company’s peer group and 2023 Equity Incentive Award Plan and to consult with the Committee with respect to the amount of compensation for our executive officers. The Committee determined that the amount of compensation that KF was paid for their services was reasonable and customary.

Peer Group

In order to help our shareholders fairly evaluate our executive compensation in light of our relative economic performance, we have selected a peer group of REITs with whom we compete for executive employees, based upon a number of quantitative and qualitative factors including, but not limited to, total market capitalization, industry, enterprise value and total shareholder return history. We have also taken into consideration the peer decisions made by other companies. This peer group has also been approved by our Compensation Committee on the recommendation of our compensation consultant, KF.

The peer group of comparable REITs (“Comparable REITs”) is as follows:

Symbol	Company Name	Industry

AAT	American Assets Trust, Inc.	Office, Retail and Multifamily
AHH	Armada Hoffler Properties, Inc.	Multifamily and Office
BNL	Broadstone Net Lease, Inc.	Diversified REIT
CHCT	Community Healthcare Trust Inc.	Healthcare
CIO	City Office REIT Inc.	Office
CSR	Centerspace	Multifamily
CTRE	CareTrust REIT Inc.	Multifamily and Healthcare
ELME	Elme Communities	Multifamily
EPRT	Essential Properties Realty Trust, Inc.	Diversified REIT
IRT	Independence Realty Trust Inc.	Multifamily
LTC	LTC Properties, Inc.	Healthcare
NHI	National Health Investors, Inc.	Healthcare
TRNO	Terreno Realty Corporation	Industrial

We have removed BRT Apartments and Franklin Street Properties from our peer group because their market capitalization and total revenues have fallen significantly below UMH’s. We have added Broadstone Net Lease, Inc., Elme Communities, Essential Properties Realty Trust, Inc., National Health Investors, Inc. and Terreno Realty Corporation to our peer group due to their similar business nature and size and because they are included in the peer group of Institutional Shareholder Services (“ISS”) (with the exception of Terreno Realty Corporation).

Pay for Performance: Total Shareholder Return

From 1968 through 2024, UMH has delivered consistent and reliably strong returns for its shareholders. The Company has been one of the top 20% performing REITs based upon total shareholder return over the past 1-, 5- and 10-year periods.1 Over the past five years, UMH has generated total returns to its shareholders of approximately 51% (approximately 10% per annum) which is greater than the 23.5% return of the MSCI REIT index (RMS) over that same period.2, 3

1 Source: KeyBanc “The Leaderboard” publication dated December 31, 2024.

2 Source: S&P Global Market Intelligence.

3 REIT index represents RMS, which is a total return variant of the MSCI U.S. REIT Index (RMZ), and is a free float-adjusted market capitalization weighted index that is comprised of equity REITs and calculated with dividends reinvested on a daily basis.

Over the same five-year period, and as depicted in the following graphs, the Company has grown its Community Net Operating Income by 79%, total revenue by 59% and increased its total market capitalization by 64%.

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The following graph demonstrates our strong total return performance over the 1-, 5- and 10-year periods, as of December 31, 2024, compared to the total return performance of the Comparable REITs and MSCI US REIT Index (RMS). Total Return Performance reflects stock price appreciation and dividend reinvestment.

Source: S&P Global Market Intelligence

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Lesser Pay for Greater Performance

While the Company has outperformed its peers and rewarded its shareholders with its substantial total returns, our CEO’s total compensation in 2024 was below the median and average total executive compensation of the CEOs for the Comparable REITs, disclosed in their proxy summary compensation tables, and of CEOs for REITs in the residential property sector and similar total capitalizations based upon the Survey. It was also below the 25th percentile of CEOs for REITs with similar numbers of full-time employees based upon the Survey. The Company has consistently outperformed the Comparable REITs and RMS index over the past 1-, 5- and 10-year periods.

The Compensation Committee regularly reviews all elements of the compensation paid to our Named Executive Officers. The Committee believes that the Company’s present compensation programs, as presented in the Compensation Discussion and Analysis section and the accompanying tables and related narrative disclosure in this Proxy Statement, promote in the best manner possible, our business objectives while aligning the interests of the Named Executive Officers with our shareholders to ensure continued positive financial results. Our results support this conclusion. By adhering to a business plan that has emphasized manufactured home communities, coupled with a strong balance sheet, the Company has continued to grow and deliver positive results to its shareholders.  The Company is proud of its long-term record of dividends and profitability.  The compensation programs for our named executives are a key ingredient in motivating these executives to continue to deliver such results.

Compensation Philosophy and Objectives

The Committee believes that a well-designed compensation program should align the goals of the Named Executive Officers with the goals of the shareholders, and that a significant part of each executive’s compensation, over the long term, should be dependent upon the value created for shareholders. In addition, all executives should be held accountable through their compensation for the performance of the Company, and compensation levels should also reflect the executive’s individual performance to encourage increased individual contributions to the Company’s performance. The compensation philosophy, as reflected in the Company’s employment agreements with its executives and the overall compensation program, is designed to motivate executives to focus on operating results and create long-term shareholder value by:

●	establishing a plan that attracts, retains and motivates executives through compensation that is competitive with a peer group of other publicly traded REITs;

●	rewarding executives for individual accomplishments and achievements;

●	linking a portion of executives’ compensation to the achievement of the Company’s business plan by using measurements of the Company’s operating results and shareholder return; and

●	building a pay-for-performance system that encourages and rewards successful initiatives within a team environment.

The salaries and bonuses provided for in the Company’s executive employment agreements are consistent with the Committee’s philosophy and objectives.

The Committee believes that each of the above factors is important when determining compensation levels for Named Executive Officers. The Committee reviews and approves the employment contracts for the Named Executive Officers and reviews and approves the performance goals and objectives applicable to their performance-based compensation. The Committee annually evaluates the performance of the Named Executive Officers in light of those goals and objectives. The Committee considers the Company’s performance, relative stockholder return, the total compensation provided to comparable officers at similarly situated companies, including the Comparable REITs (defined above), and compensation given to Named Executive Officers in prior years.

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In addition to obtaining advice from a compensation consultant, the Committee uses the annual Compensation Survey published by Nareit (the “Survey”) as a guide to setting compensation levels. Participant company data is not presented in a manner that specifically identifies any named individual or company. The Survey details compensation by position type and company size with statistical salary and bonus information for each position. The sub-sets presented in the Survey used by the Committee for comparison are the residential property sector, entities with less than $1.5 billion in equity market capitalization and entities with more than 300 but less than 750 full-time employees. The Company’s salaries, bonus amounts and long-term compensation awards are compared to the ranges presented for reasonableness. The Committee believes executive compensation packages provided by the Company to its executive officers should include base salaries, annual bonuses and long-term compensation awards that reward corporate and individual performance, as well as give incentives to executives to meet or exceed established goals. As a result, an important portion of the Company’s compensation program is comprised of discretionary bonuses and equity awards as determined by the Committee in recognition of individual accomplishments and achievements, as well as overall Company performance.

Role of Executive Officers in Compensation Decisions

The Committee makes all final compensation decisions for the Company’s Named Executive Officers.

Role of Grants of Stock Options and Restricted Stock in Compensation Analysis

The Committee views the grant of stock options and restricted stock awards as a form of long-term compensation. The Committee believes that such grants promote the Company’s goal of retaining key employees and align the key employee’s interests with those of the Company’s shareholders from a long-term perspective. The number of options or shares of restricted stock granted to each employee is determined by consideration of various factors including, but not limited to, the employee’s contribution, title, responsibilities and years of service. The Committee takes outstanding awards of stock options and restricted stock into account in making its compensation determinations.

Role of Employment Agreements in Determining Executive Compensation

All of the Company’s currently employed Named Executive Officers are parties to employment agreements. These agreements provide for base salaries, bonuses and customary fringe benefits. The employment agreements also provide for certain severance benefits in the event the named executive officer’s employment is terminated by the Company other than for cause, by the employee for good reason or due to the employee’s death or disability. Such severance benefits are designed to alleviate the financial impact of termination of employment, with the intent of providing for a stable work environment. Other key elements of the Company’s compensation program for the Named Executive Officers are stock options, restricted stock awards and other benefits.  Each of these is addressed separately below.  In determining initial compensation, the Committee considers all elements of a named executive officer’s total compensation package in comparison to current market practices and other benefits. In reviewing and setting compensation for the Named Executive Officers, the Committee takes the terms of the employment agreements into consideration.

Shareholder Advisory Vote

The Committee believes that one way to determine if the Company’s compensation program reflects the interests of shareholders is through their nonbinding vote. At the Annual Meeting of Shareholders held on May 29, 2024, over 88% of votes cast (excluding broker non-votes) were voted in favor of our Say-On-Pay proposal, which we believe affirms our shareholders’ support of our approach to our executive compensation program.

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Base Salaries

Base salaries are paid for ongoing performance throughout the year. In order to compete for and retain talented executives who are critical to the Company’s long-term success, the Committee has determined that the base salaries of Named Executive Officers should approximate those of executives of other equity REITs that compete with the Company for employees, investors and business, while also taking into account the Named Executive Officers’ performance and tenure and the Company’s performance relative to its peer companies within the REIT industry using the Survey described above.

Bonuses

Short-Term Incentive Program (“STIP”)

In addition to the provisions for base salaries under the terms of their employment agreements, the President and Chief Executive Officer, Executive Vice President, Chief Financial Officer and Treasurer, Executive Vice President and General Counsel and Executive Vice President and Chief Operating Officer are entitled to earn annual cash bonuses for each calendar year during the terms of each respective agreement. Bonuses are measured from the appropriate prior and current year-end audited financial statements. 75% of the cash bonus for these executive officers are based on the increase in Normalized Funds from Operations (“Normalized FFO”) per share, which does not include any gains or losses from the stock portfolio. That metric is used as follows when computing the cash bonus amount as follows:

Normalized FFO Per Share Increase	Threshold 1%-4.99%	Target 5%-9.99%	Max >10%
CEO and CFO payout % of Base Salary	50%	100%	150%
General Counsel and COO payout % of Base Salary	30%	60%	90%

The Company achieved the “Target” metric for 2024 with an 8.1% year-over-year increase in Normalized FFO per share. Normalized FFO for the year ended December 31, 2024, was $69.5 million or $0.93 per diluted share, as compared to $54.5 million, or $0.86 per diluted share, for the year ended December 31, 2023.

The remaining 25% of each Named Executive Officer’s cash bonus opportunity is from the Compensation Committee’s consideration of individual and company performance based on factors such as total shareholder return metrics, occupancy growth, same property NOI growth, sales growth, general and administrative expense management, growth of rental homes, acquisition targets, expansions and development of sites (including by the Company’s Joint Venture with Nuveen Real Estate), capital raising/refinancing and ESG.

The Committee considered management’s report on the Company’s 2024 achievements in financial performance, strategic growth and financial position, and the role of each Named Executive Officer in delivering these achievements. The factors that were considered included the progress that was made by the Company during 2024 due to the efforts of management, described in the Business Highlights section on page 5 of this proxy statement. The Committee awarded the remaining 25% of the “Target” cash bonus based on the financial and individual performance noted above.

The Company considers FFO and Normalized FFO to be important measures of an equity REIT’s operating performance. We define FFO as net income (loss) attributable to common shareholders, as defined by accounting principles generally accepted in the U.S. (“U.S. GAAP”), excluding extraordinary items, as defined under U.S. GAAP, gains or losses from sales of previously depreciated real estate assets, impairment charges related to depreciable real estate assets, the change in the fair value of marketable securities and the gain or loss on the sale of marketable securities plus certain non-cash items such as real estate asset depreciation and amortization. We define Normalized FFO as FFO excluding one-time charges. FFO and Normalized FFO exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have a different cost basis. However, other REITs may use different methodologies to calculate FFO and Normalized FFO and, accordingly, our FFO and Normalized FFO may not be comparable to all other REITs. The Company considers FFO and Normalized FFO to be meaningful, additional measures of operating performance primarily because they exclude the assumption that the value of its real estate assets diminishes predictably over time and because industry analysts have accepted these as performance measures.

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Long-Term Incentive Program (“LTIP”)

Our current LTIP under the employment agreements (effective January 1, 2023 through December 31, 2025, renewed annually for successive one year terms) for our NEOs, other than our Chairman of the Board, consists of three, equally-weighted components: (1) time-based restricted stock awards; (2) performance-based strategic milestone awards; and (3) performance-based total shareholder return awards. Further, annual stock option awards of up to 50,000 shares that vest over a 5-year period, 20% per year, to encourage employee retention, may also be granted to our NEOs for the achievement of the LTIP bonus criteria as determined by the Compensation Committee.

Time-Based Award

The time-based award (“RSU”) is an annual award. The number of restricted shares issued will be equal to the dollar value of the award divided by the market price of the stock on the date of issue. These shares vest ratably over the three-year contract term.

Performance-Based Strategic Milestones Award

The performance-based strategic milestones award (“PSU-Strategic”) is based upon meeting certain metrics at the end of the three-year employment agreement period as follows:

Metric	Criteria

Normalized FFO Growth Per Share	10%
Total Shareholder Return	15%
Same Property Occupancy Increase	150 bp
NOI Growth	10%
Sales Increase	15%
Acquisitions (not including Development)	$50 million
Development	600 sites, including JV, OZ, etc.
Capital Raising	$150 million
ESG

Must satisfy all three of the following:

1) An improvement of at least two ISS Quality Score metrics;

2) Retrofitting at least 30 communities with LED lighting and/or rental homes with smart energy saving devices; and

3) Submetering at least 10 communities to promote water conservation.

The PSU-Strategic will be earned based on the number of metrics met as follows:

Metrics Met	Threshold 4 of 9	Target 6 of 9	Max 9 of 9

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Performance-Based Relative Total Shareholder Return Award

The Performance-Based Relative Total Shareholder Return award (“PSU-TSR”) is based upon the relative TSR of the Company as compared to the MSCI US REIT Index. The PSU-TSR will be earned based on the following relative TSR of the Company during the three-year period of the employment agreements:

TSR Performance	Threshold 25th percentile	Target 55th percentile	Max 75th percentile

Other Personal Benefits

The Company’s Named Executive Officers are provided with other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of other personal benefits provided to the Named Executive Officers.

The Named Executive Officers who are subject to employment agreements are provided the following benefits under the terms of their employment agreements: an allotted number of paid vacation weeks; eligibility for the executives, spouses and dependents in all Company sponsored employee benefits plans, group health insurance, on such terms no less favorable than applicable to any other executive. Attributed costs of the personal benefits described above for the Named Executive Officers for the year ended December 31, 2024, are included in “All Other Compensation” of the Summary Compensation Table provided below in this Proxy Statement.

 Payments upon Termination or Change in Control

In addition, the Named Executive Officers’ employment agreements each contain provisions relating to change in control events and severance upon termination. These change in control and severance terms are designed to promote stability and continuity of senior management. Information regarding these provisions is included in “Employment Agreements” provided below in this Proxy Statement.

Risk Management

The Committee has assessed our compensation program for the purpose of viewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us. As part of that assessment, the Committee reviewed the primary elements of our compensation program, including base salary, annual cash bonus opportunities, long-term equity compensation and severance arrangements. The Committee’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Following the assessment, the Committee determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on the Company.

Clawback Policy

As described above on page 25, compensation paid to our Named Executive Officers is subject to our Compensation Clawback policy, which provides for the recovery of short-term and long-term incentive compensation received by executive officers and certain other employees in the event of a financial restatement due to material non-compliance with any financial reporting requirement under applicable securities law or to correct a material error. During 2024, there were no events that triggered a right to a clawback of compensation from any of our employees, including our Named Executive Officers.

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Summary Compensation Table

The following Summary Compensation Table shows compensation paid by the Company for services rendered during 2024, 2023 and 2022 to the five Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-equity Incentive Plan Compensation (4)	All Other Compensation		Total

Eugene W.	2024	$250,000	$130,615	$-0-	$272,000	$-0-	$50,000	(5)	$702,615
Landy	2023	$250,000	$119,615	$-0-	$232,500	$-0-	$50,000	(5)	$652,115
Founder and Chairman of the Board	2022	250,000	109,615	-0-	433,000	-0-	50,000	(5)	842,615

Samuel A. Landy	2024	842,600	32,386	1,778,812	-0-	842,600	13,200	(6)	3,509,598
President and Chief Executive	2023	766,000	29,462	1,776,111	91,450	766,000	12,200	(6)	3,441,223
Officer	2022	766,000	29,462	785,492	-0-	1,177,000	11,600	(6)	2,769,554

Anna T. Chew	2024	650,100	25,004	1,389,692	136,000	650,100	13,200	(6)	2,864,096
EVP and Chief	2023	591,000	22,731	1,387,586	232,500	591,000	12,200	(6)	2,837,017
Financial Officer	2022	591,000	22,731	628,968	176,670	943,000	11,600	(6)	2,373,969

Craig Koster	2024	467,500	17,981	216,795	136,000	280,500	13,200	(6)	1,131,976
EVP, General Counsel and	2023	425,000	16,346	216,463	232,500	255,000	12,200	(6)	1,157,509
Secretary	2022	425,000	116,346	82,600	176,670	-0-	11,600	(6)	812,216

Brett Taft	2024	429,000	16,500	255,725	136,000	257,400	13,200	(6)	1,107,825
EVP and Chief	2023	390,000	15,000	255,316	232,500	234,000	12,200	(6)	1,139,016
Operating Officer	2022	390,000	115,000	82,600	176,670	-0-	11,600	(6)	775,870

(1)	Represents holiday bonuses (two weeks base salary) which are typically given to all employees. For Mr. Eugene Landy, this also includes compensation for his service as Chairman of the Board.

(2)	The value of the shares of the RSU and the PSU-Strategic was based on the closing price of the shares on the grant date. The value of the PSU-TSR was calculated using a Monte Carlo Simulation in accordance with FASB ASC 718. The actual value of the RSUs and PSUs will depend upon the performance of the Company during the term of the employment agreements and the price of the Company’s common stock on the date of vesting (see the Grants of Plan-Based Awards and Outstanding Equity Awards at Year-End tables below for details). These grants are awarded to each NEO pursuant to the Company’s Long Term Incentive Program (“LTIP”). The vesting of the Restricted Stock Awards is described in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement. Mr. Samuel A. Landy, Ms. Anna T. Chew, Mr. Craig Koster and Mr. Brett Taft achieved “Target” in 2023 and were granted RSUs, PSU-Strategic and PSU-TSR totaling 106,737 shares (valued at $1,776,111), 83,389 shares (valued at $1,387,586), 13,009 shares (valued at $216,463), and 15,344 shares (valued at $255,316), respectively, in 2024 which should have been granted in 2023. The valuation of these grants is based on the valuation models as described in Footnote (6) of the Grants of Plan-Based Awards table. These grants are included for 2023 in this Summary Compensation Table.

(3)	The fair value of the stock options granted was established using the Black-Scholes stock option valuation model. See Annual Report on Form 10-K, Note 8 of the Notes to the Consolidated Financial Statements, for assumptions used in the model. The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company’s common stock on the date of exercise.

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(4)	Represents awards based upon the increase in Normalized FFO per Share and achievement of other performance metrics. This total non-equity incentive plan compensation awarded to each NEO is for their achievement of the “Target” bonus criteria under the Company’s Short Term Incentive Program (“STIP”). A substantial majority of the NEOs’ annual STIP award is based on pre-established performance targets as communicated to the NEOs at the beginning of the year, and therefore, such amounts are classified as non-equity incentive plan compensation in this table.

(5)	Represents additional retirement benefit of $50,000 in 2024, 2023 and 2022.

(6)	Represents discretionary contributions by the Company to the Company’s 401(k) Plan allocated to an account of the NEO.

Grants of Plan-Based Awards

The following table sets forth, for the Named Executive Officers in the Summary Compensation Table, information regarding individual grants of plan-based awards for the year ended December 31, 2024:

									All	All Other
									Other	Option		Grant
									Stock	Awards:		Date
									Awards:	Number		Fair
			Estimated Future Payments			Estimated Future Payouts			Number	of		Value of
			Under Non-Equity Incentive			Under Equity Incentive			of	Securities		Stock
			Plan Awards ($) (2)			Plan Awards (#) (3)			Shares	Under-	Option	and
									of Stock	lying	Exercise	Option
									or Units	Options	Price	Awards
Name	Pro- gram (1)	Grant Date	Thresh- old	Target	Maxi- mum	Thresh- old	Target	Maxi- mum	(#)(4)	(#)(5)	($)(5)	($) (6) (7)

Eugene	Options	3/26/24								100,000	15.66	272,000
W.
Landy
Samuel	STI		421,300	842,600	1,263,900
A.	RSU	3/26/24							35,634			558,022
Landy	PSU-Strategic	3/26/24				17,817	35,634	71,267				558,023
	PSU-TSR	3/26/24				17,816	35,633	71,267				662,767
Anna	STI		325,050	650,100	975,150
T.	RSU	3/26/24							27,839			435,955
Chew	PSU-Strategic	3/26/24				13,919	27,839	55,678				435,955
	PSU-TSR	3/26/24				13,920	27,838	55,677				517,782
	Options	3/26/24								50,000	15.66	136,000
Craig	STI		140,250	280,500	420,750
Koster	RSU	3/26/24							4,343			68,009
	PSU-Strategic	3/26/24				2,171	4,343	8,686				68,009
	PSU-TSR	3/26/24				2,172	4,343	8,685				80,777
	Options	3/26/24								50,000	15.66	136,000
Brett	STI		128,700	257,400	386,100
Taft	RSU	3/26/24							5,122			80,216
	PSU-Strategic	3/26/24				2,561	5,122	10,245				80,216
	PSU-TSR	3/26/24				2,562	5,123	10,245				95,294
	Options	3/26/24								50,000	15.66	136,000

(1)	STI – Short-Term Incentive; RSU – Restricted Stock Units; PSU-Strategic - Performance Stock Units-Strategic Milestones; PSU-TSR – Performance Stock Units-Total Shareholder Return; Options – Stock Options

(2)	Payments of the 2024 STIP awards were made in the first quarter of 2025 and were based 75% upon achievement of the “Target” performance measure that was approved in the employment agreements and 25% at the consideration of the Compensation Committee after evaluation of the performance metrics described in the CD&A.

(3)	These amounts reflect the number of shares of restricted stock that were awarded in 2024 based upon achievement of the various LTIP performance measures that were approved in the employment agreements, the vesting of which will be determined at the end of the term of the employment agreements.

(4)	These amounts reflect the number of shares of restricted stock granted to each NEO and represent the LTIP time-based portion of the restricted stock grants that were approved in the employment agreements and vest ratably over the term of the employment agreements.

(5)	These amounts reflect the number of shares underlying stock options granted to each NEO by the Compensation Committee as per the terms of the employment agreements. The option prices were based on the Company’s closing stock price on the date of grant. These options vest ratably over 5 years, 20% per year, from the date of grant.

(6)	The values of the shares underlying options were established using the Black-Scholes stock option valuation model. The following assumptions were used in the model: 3/26/2024: expected volatility of 27.05%; risk-free interest rate of 4.22%; dividend yield of 5.33%; expected life of the options of ten years. The value of the shares of the RSU and the PSU-Strategic was based on achieving “Target” and the closing price of the shares on the grant date. The value of the PSU-TSR was calculated based on achieving “Target” and using a Monte Carlo Simulation in accordance with FASB ASC 718. The actual value of the options, RSUs and PSUs will depend upon the performance of the Company during the term of the employment agreements, the period of time the options are outstanding, and the price of the Company’s common stock on the date of exercise/vesting.

(7)	Mr. Samuel A. Landy, Ms. Anna T. Chew, Mr. Craig Koster and Mr. Brett Taft achieved “Target” in 2023 and were granted RSUs, PSU-Strategic and PSU-TSR totaling 106,737 shares (valued at $1,776,111), 83,389 shares (valued at $1,387,586), 13,009 shares (valued at $216,463), and 15,344 shares (valued at $255,316), respectively, in 2024 which should have been granted in 2023. The valuation of these grants is based on the valuation models as described in Footnote (6) above. These grants are not included in this table but are included for 2023 in the Summary Compensation Table.

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Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded to our Named Executive Officers, are described above under “Compensation Discussion and Analysis” and below under “Employment Agreements.”

Outstanding Equity Awards at Year-End

The following table sets forth for the Named Executive Officers in the Summary Compensation Table, information regarding stock options and stock awards outstanding at December 31, 2024:

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares that have not Vested	Market Value of Shares that have not Vested

Eugene W. Landy					-0-	$-0-
Eugene W. Landy	100,000	-0-	$15.04	04/04/27
Eugene W. Landy	100,000	-0-	$13.09	04/02/28
Eugene W. Landy	100,000	-0-	$13.90	04/02/29
Eugene W. Landy	80,000	20,000	$9.70	03/25/30
Eugene W. Landy	60,000	40,000	$22.57	07/14/31
Eugene W. Landy	40,000	60,000	$18.52	09/09/32
Eugene W. Landy	15,000	60,000	$14.36	03/21/33
Eugene W. Landy	-0-	100,000	$15.66	03/26/34

Samuel A. Landy					316,239	$6,592,054
Samuel A. Landy	50,000	-0-	$14.25	01/19/27
Samuel A. Landy	50,000	-0-	$15.04	04/04/27
Samuel A. Landy	50,000	-0-	$13.09	04/02/28
Samuel A. Landy	5,900	23,600	$14.36	03/21/33

Anna T. Chew					249,159	$5,189,640
Anna T. Chew	10,000	-0-	$14.25	01/19/27
Anna T. Chew	50,000	-0-	$15.04	04/04/27
Anna T. Chew	50,000	-0-	$13.90	04/02/29
Anna T. Chew	10,000	10,000	$9.70	03/25/30
Anna T. Chew	30,000	20,000	$22.57	07/14/31
Anna T. Chew	15,600	23,400	$23.81	03/28/32
Anna T. Chew	15,000	60,000	$14.36	03/21/33
Anna T. Chew	-0-	50,000	$15.66	03/26/34

Craig Koster					39,541	$822,266
Craig Koster	20,000	-0-	$15.04	04/04/27
Craig Koster	20,000	-0-	$13.09	04/02/28
Craig Koster	20,000	-0-	$11.42	01/02/29
Craig Koster	24,000	6,000	$9.70	03/25/30
Craig Koster	30,000	20,000	$22.57	07/14/31
Craig Koster	15,600	23,400	$23.81	03/28/32
Craig Koster	15,000	60,000	$14.36	03/21/33
Craig Koster	-0-	50,000	$15.66	03/26/34

Brett Taft					44,121	$922,340
Brett Taft	20,000	-0-	$15.04	04/04/27
Brett Taft	20,000	-0-	$13.09	04/02/28
Brett Taft	40,000	-0-	$11.42	01/02/29
Brett Taft	40,000	10,000	$9.70	03/25/30
Brett Taft	30,000	20,000	$22.57	07/14/31
Brett Taft	15,600	23,400	$23.81	03/28/32
Brett Taft	15,000	60,000	$14.36	03/21/33
Brett Taft	-0-	50,000	$15.66	03/26/34

(1)	Beginning in March 2020, all stock options awarded to employees vest 20% per year over a 5-year period.

(2)	The vesting of the Restricted Stock Awards is described in the CD&A section of this Proxy Statement. The following is the vesting schedule for the shares that have not yet vested: Mr. Samuel A. Landy – 68,569 shares, 213,693 shares, 21,979 shares and 11,998 shares in 2025, 2026, 2027 and 2028, respectively; Ms. Anna T. Chew – 54,308 shares, 167,638 shares, 17,606 shares and 9,607 shares in 2025, 2026, 2027 and 2028, respectively; Mr. Craig Koster- 9,707 shares, 26,446 shares, 2,275 shares and 1,113 shares in 2025, 2026, 2027 and 2028, respectively; and Mr. Brett Taft – 10,380 shares, 30,353 shares, 2,275 shares and 1,113 shares in 2025, 2026, 2027 and 2028, respectively. Market value is based on the closing price of our common stock on December 31, 2024 of $18.88 for RSUs and PSU-Strategic. The market value for PSU-TSR on December 31, 2024, is based on a Monte Carlo simulation in accordance with FASB ASC 718, which resulted in a share price of $27.29.

Option Exercises and Stock Vested

The following table sets forth summary information concerning option exercises and vesting of stock awards for each of the Named Executive Officers during the year ended December 31, 2024:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)*

Eugene W. Landy	100,000	$646,000	-0-	$-0-
Samuel A. Landy	-0-	-0-	53,196	856,459
Anna T. Chew	-0-	-0-	42,462	683,634
Craig Koster	4,500	28,890	5,672	88,553
Brett Taft	20,000	116,600	5,672	88,553

* Value realized based on the closing price of the shares on the NYSE as of the date of exercise/vesting.

Employment Agreements

The Company has an Employment Agreement with Mr. Eugene W. Landy, Founder and Chairman of the Board. Under this agreement, Mr. Landy receives an annual base compensation of $250,000 plus bonuses and customary fringe benefits, including health insurance, participation in the Company’s 401(k) Plan, stock options and five weeks’ vacation. Additionally, there may be bonuses voted by the Board of Directors. The Employment Agreement is terminable by either party at any time subject to certain notice requirements. The Employment Agreement provides for aggregate severance payments of $450,000, payable to Mr. Eugene Landy upon the termination of his employment for any reason in increments of $150,000 on severance and $150,000 on the first and second anniversaries of severance. In the event of disability, Mr. Landy’s compensation will continue for a period of three years, payable monthly. In the event of death, Mr. Landy’s designated beneficiary will receive $450,000 ($100,000 thirty days after death and the balance one year after death). The Employment Agreement automatically renews each year for successive one-year periods. On April 14, 2008, the Company executed a Second Amendment to the Employment Agreement with Mr. Landy (the “Second Amendment”).  The Second Amendment provides that in the event of a change in control, Eugene W. Landy shall receive a lump sum payment of $1,200,000, provided the sale price of the Company is at least $16 per share of common stock. A change of control shall be defined as the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company. Payment shall be made simultaneously with the closing of the transaction, and only in the event that the transaction closes.

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Mr. Landy’s base compensation under the Employment Agreement has remained at $250,000 per year since 2014. Mr. Landy also received a bonus for 2024 of $130,615 and stock options to purchase 100,000 shares of the Company’s stock, primarily based on performance, including growth of the Company. This stock option has a grant date fair value of $2.72 per share, for a total grant date fair value of approximately $272,000. During 2024, Mr. Landy was also awarded $50,000 in lieu of a $50,000 retirement benefit to which he is entitled under his Employment Agreement. Due to the fact that he has continued to serve the Company, the Compensation Committee determined that it was appropriate to pay him an amount equivalent to the retirement benefit that he would have been entitled to had he retired.

 On January 11, 2023, Mr. Samuel Landy and Ms. Anna T. Chew entered into Amended and Restated Employment Agreements and Mr. Craig Koster and Mr. Brett Taft entered into Employment Agreements (collectively the “Agreements”), effective January 1, 2023. The Agreements have an initial term of three years and will be renewed automatically thereafter for additional successive one (1) year terms commencing on the third anniversary and each subsequent anniversary of the effective date unless otherwise terminated pursuant to the terms of the Agreements. The Agreements provide for a base salary, an annual cash bonus based on a combination of corporate/financial metrics and a long-term equity compensation award comprised of three, equally weighted components: time-based, performance-based strategic milestones and performance-based total shareholder return. See the CD&A of this Proxy Statement for additional information on compensation, including the STIP and LTIP. The Agreements also entitle the employees (and, as applicable, their spouse and eligible dependents) to certain customary fringe benefits, including vacation, life insurance and health benefits and the right to participate in the Company’s 401(k) retirement plan.

Under the Agreements, if employment is terminated (a) by the Company other than for cause (as defined in the Agreements), (b) by the employee for good reason (as defined in the Agreements), (c) due to non-renewal of the Agreements by the Company at the end of the applicable term, or d) due to the employee’s death or disability, then the employee, in addition to receiving any accrued but unpaid compensation and any nonforfeitable benefits to which the employee is entitled under benefit plans maintained by the Company as provided in the Agreements, and subject to a customary release and separation agreement being executed by the employee, will be entitled to receive any unpaid cash bonus payable for any completed prior year and an amount equal to three (3) times (or, in the case of the employee’s termination due to death or Disability, one (1) times) the sum of (i) the employee’s base salary as in effect for the calendar year in which the termination occurs plus (ii) the average of the annual cash bonus amounts earned by the employee over the three (3) year period immediately preceding the year in which the employee’s termination occurs. Such amounts described in (i) and (ii) shall be paid under the Agreements in thirty-six (36) equal monthly installments (or twelve (12) equal monthly installments in the event of termination due to the employee’s disability or death), except upon a termination at or within twenty-four (24) months after a change of control of the Company, in which case such amount is payable in a lump sum. Further, any unvested stock options or time-based equity or equity-based awards granted or issued to the employee prior to the date of termination shall vest ratably over the thirty-six (36) month period immediately following the date of termination (or, in the case of the employee’s termination due to death or Disability, ratably over the twelve (12) month period immediately following his termination due to death or Disability) as if the employee remained fully employed for such period.

If the employee’s employment is terminated by the Company for cause or the employee terminates his or her employment without good reason, he or she will receive only accrued but unpaid compensation and any nonforfeitable benefits to which the employee is entitled under benefit plans maintained by the Company as provided in the Agreements through the date of termination.

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Potential Payments upon Termination of Employment under the Employment Agreements

The table below reflects the amounts that would be payable to our NEOs in connection with certain employment terminations, in connection with, and not in connection with, a change in control, in each case assuming the triggering event were to occur on December 31, 2024. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if a termination of employment, or voluntary resignation, were to occur.

	Voluntary Resignation on 12/31/24		Termination Not for Cause or Voluntary Resignation for Good Reason on 12/31/24		Termination for Cause on 12/31/24		Termination Not for Cause or Voluntary Resignation for Good Reason (After a Change- in-Control) on 12/31/24		Termination due to Disability on 12/31/24		Termination due to Death on 12/31/24

Eugene W. Landy	$450,000	(1)	$450,000	(1)	$450,000	(1)	$1,650,000	(2)	$750,000	(3)	$450,000	(3)
Samuel A. Landy	-0-		13,191,710	(4)	-0-		13,191,710	(5)	5,914,144	(6)	5,914,144	(6)
Anna T. Chew	-0-		10,869,922	(4)	-0-		10,869,922	(5)	5,173,523	(6)	5,173,523	(6)
Craig Koster	-0-		3,919,706	(4)	-0-		3,919,706	(5)	2,292,417	(6)	2,292,417	(6)
Brett Taft	-0-		4,177,902	(4)	-0-		4,177,902	(5)	2,555,136	(6)	2,555,136	(6)

(1)	Consists of severance payments of $450,000, with $150,000 payable on the termination date and on each of the first two anniversaries of the termination date.

(2)	Mr. Landy shall receive a lump-sum payment of $1,200,000 in the event of a change in control, provided that the sale price of the Company is at least $16 per share of common stock. In addition, if Mr. Landy’s employment agreement is terminated, he receives severance payments of $450,000, with $150,000 payable on the termination date and on each of the first two anniversaries of the termination date.

(3)	In the event of a disability, as defined in the agreement, Mr. Landy shall receive disability payments equal to his base salary for a period of three years, payable in monthly installments. He has a death benefit of $450,000 payable to Mr. Landy’s beneficiary (with $100,000 payable thirty days after death and the balance one year after death).

(4)	Represents any unpaid cash bonus payable to the Employee for any completed year; plus the market value of any unvested restricted stock grants and any unexercised stock option awards as of December 31, 2024; plus three (3) times the sum of (i) Employee’s base salary as in effect for the calendar year in which the termination occurs; plus (ii) the average of the annual cash bonus amounts earned by Employee over the three (3) year period immediately preceding the year in which Employee’s termination occurs. The cash severance shall be made in thirty-six (36) consecutive and equal monthly installments.

(5)	Represents any unpaid cash bonus payable to the Employee for any completed year; plus the market value of any unvested restricted stock grants and any unexercised stock option awards as of December 31, 2024; plus three (3) times the sum of (i) Employee’s base salary as in effect for the calendar year in which the termination occurs; plus (ii) the average of the annual cash bonus amounts earned by Employee over the three (3) year period immediately preceding the year in which Employee’s termination occurs. The cash severance shall be a lump sum payment provided that it would not violate Section 409A of the Internal Revenue Code of 1986, as amended.

(6)	Represents one (1) time the sum of (i) Employee’s base salary as in effect for the calendar year in which the termination occurs plus (ii) the average of the annual cash bonus amounts earned by Employee over the three (3) year period immediately preceding the year in which Employee’s termination occurs plus the market value of any unvested restricted stock grants and any unexercised stock option awards as of December 31, 2024. The cash severance shall be made in twelve (12) consecutive and equal monthly installments.

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Director Compensation

During 2024, non-employee directors received a fixed annual cash retainer of $60,500 and an annual equity retainer in the form of fully vested Common Shares having a grant date fair value equal to $60,500, and the Presiding Director was awarded an additional annual cash retainer of $12,100. Those retainer amounts were paid on a quarterly basis in arrears. Directors who also served as Named Executive Officers for UMH were not entitled to any compensation for serving on the Board, with the exception of our Founder and Chairman of the Board, Mr. Eugene Landy. The following compensation was paid to the directors for service during 2024:

●	Audit committee chairperson: $24,200
●	Compensation committee chairperson: $18,150
●	Nominating and Corporate Responsibility committee chairperson: $12,100
●	Retirement Plan committee chairperson: $12,100
●	Cybersecurity and Sustainability subcommittee chairpersons: $6,050
●	Committee members retainer: $6,050
●	Cybersecurity and Sustainability subcommittee members retainer: $3,025

The table below sets forth a summary of compensation received by the Company’s non-employee directors for the year ended December 31, 2024:

Director	Fees Earned or Paid in Cash(8)	Stock Awards (9)	Option Awards(10)	Total Fees

Amy L. Butewicz (2) (5) (6)	$72,600	$60,497	$29,590	$162,687
Jeffrey A. Carus (1) (3)	74,117	60,497	29,590	164,204
Kiernan Conway (2) (6)	71,089	60,497	29,590	161,176
Matthew I. Hirsch (3) (4)	78,652	60,497	29,590	168,739
Michael P. Landy(7)	63,525	60,497	29,590	153,612
Stuart D. Levy (2) (3) (5)	81,686	60,497	29,590	171,763
William E. Mitchell (1) (2) (5)	90,756	60,497	29,590	180,843
Angela D. Pruitt-Marriott (1) (5) (6)	75,628	60,497	29,590	165,715
Kenneth K. Quigley, Jr. (1) (3)	90,752	60,497	29,590	180,839
	$556,600	$544,473	$266,310	$1,509,578

(1)	Mr. Carus, Mr. Mitchell (Chairperson of the Compensation Committee), Ms. Pruitt-Marriott and Mr. Quigley, Jr. are the current members of the Compensation Committee.

(2)	Dr. Butewicz, Mr. Conway, Mr. Levy (Chairperson of the Nominating and Corporate Responsibility Committee) and Mr. Mitchell are the current members of the Nominating and Corporate Responsibility Committee.

(3) (4)

Mr. Carus, Mr. Hirsch, Mr. Levy and Mr. Quigley, Jr. (Chairperson of the Audit Committee) are the current members of the Audit committee.

Mr. Hirsch is the Presiding Director whose role is to preside over the executive sessions of the non-management directors.

(5)	Dr. Butewicz, Mr. Levy, Mr. Mitchell (Chairperson) and Ms. Pruitt-Marriott also serve on the Cybersecurity Subcommittee of the Audit Committee.

(6)	Dr. Butewicz, Mr. Conway and Ms. Pruitt-Marriott (Chairperson) also serve on the Sustainability Subcommittee of the Nominating and Corporate Responsibility Subcommittee.

(7) (8) (9) (10)

Mr. Carus, Mr. Conway and Mr. Landy (Chairperson) serve on the Retirement Plan Committee.

Includes both the annual board cash retainer and committee member retainers.

Represents a grant of 3,676 shares of unrestricted common stock for the annual equity retainer valued at $60,497. The value of the shares of unrestricted stock was based on the closing price of the shares on the grant date.

Represents a grant of 11,000 shares in stock options to each director valued at $29,590. The fair value of the stock options granted was established using the Black-Scholes stock option valuation model. See Annual Report on Form 10-K, Note 8 of the Notes to the Consolidated Financial Statements, for assumptions used in the model. These options were awarded on January 10, 2024 and vest over five years, 20% per year. As of December 31, 2024, each director has been awarded in aggregate 21,000 shares in stock options, all of which remain unexercised.

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Pension Benefits and Nonqualified Deferred Compensation Plans

Except as provided in the specific agreements previously described, the Company has no pension or other post-retirement plans in effect for Officers, Directors or employees or a nonqualified deferred compensation plan. Payments made during 2024 for Mr. Eugene W. Landy amounted to $50,000. The Company’s employees may elect to participate in the Company’s 401(k) Plan.

Pay Versus Performance Table

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. The following table discloses information on compensation actually paid (“CAP”) to our principal executive officer (“PEO”) and (on average) to our other NEOs (“non-PEO NEOs”) during the specified years alongside TSR and net income metrics, as well as a Company-selected measure of Normalized Funds from Operations (“Normalized FFO”). The Company selected this measure as the most important in linking compensation actually paid to our NEOs for 2024 to Company performance, as Normalized FFO was the predominant metric used in our 2021-2024 performance awards as described in more detail beginning on page 57.

Pay versus Performance

					Value of Initial Fixed $100 Investment Based on:
	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Total Shareholder Return (“TSR”)	FTSE Nareit All REIT TSR (5)	Net Income (Loss) to Common Shareholders (in thousands)	Normalized FFO (in thousands)

2024	$3,509,598	$4,617,824	$1,451,628	$1,817,641	$151	$115	$2,472	$69,489
2023	3,441,223	3,388,645	1,446,414	554,071	117	110	(8,714)	54,533
2022	2,769,554	303,708	1,201,168	646,627	117	99	(36,265)	46,840
2021	5,219,968	8,425,139	1,828,776	3,607,647	190	132	21,249	41,144
2020	3,000,284	2,622,270	1,025,213	820,884	99	94	(29,759)	29,154

(1)	Reflects the total compensation of Samuel A. Landy, President and CEO, who is our PEO. Amounts shown are as calculated in the Summary Compensation Table (SCT) for each of the years shown.
(2)	The dollar amounts shown in these columns reflect CAP to Mr. Samuel A. Landy, calculated in accordance with SEC rules. The CAP was calculated beginning with the PEO’s SCT total. The amounts below were deducted from and added to the applicable SCT total compensation:

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PEO Reconciliation of SCT to CAP

	Summary Compensation Table Total for PEO	Minus Grant Date Fair Value of Awards Granted During Year (a)	Plus (Minus) Equity Award Adjustments (b)	Compensation Actually Paid to PEO

2024	$3,509,598	$(1,778,834)	$2,887,060	$4,617,824
2023	3,441,223	(1,681,842)	1,629,264	3,388,645
2022	2,769,554	(785,492)	(1,680,354)	303,708
2021	5,219,968	(2,048,214)	5,253,385	8,425,139
2020	3,000,284	(155,271)	(222,743)	2,622,270

(a)	Represents the total of the amounts reported in the Grant of Plan-Based Awards section for the applicable year.
(b)	The calculation of the Equity Award Adjustments is shown in the below table:

PEO CAP Equity Award Adjustments Reconciliation

	Year End Value of Current Year Awards Outstanding as of Year End	Change in Value as of Year End for Prior Year Awards Outstanding as of Year End	Change in Value as of Vesting Date for Prior Year Awards That Vested During the Year (including dividends)	Total Equity Award Adjustments

2024	$2,405,322	$440,241	$41,497	$2,887,060
2023	2,239,753	(497,846)	(112,643)	1,629,264
2022	873,793	(1,638,757)	(915,390)	(1,680,354)
2021	3,437,407	1,643,084	172,894	5,253,385
2020	164,116	(215,598)	(171,260)	(222,743)

(3)	Reflects the average total compensation of the Company’s NEOs, Mr. Eugene W. Landy, Chairman of the Board; Ms. Anna T. Chew, Executive Vice President, Chief Financial Officer and Treasurer, Mr. Craig Koster, Executive Vice President, General Counsel and Secretary and Mr. Brett Taft, Executive Vice President and Chief Operating Officer. Amounts shown are calculated in the Summary Compensation Table (SCT) for each of the years shown.
(4)	The dollar amounts shown in these columns reflect average CAP to the Non-PEO NEOs, calculated in accordance with SEC rules. The average CAP was calculated beginning with the Non-PEO NEO’s average SCT total. The amounts below were deducted from and added to the applicable SCT total compensation:

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Non-PEO NEO’s (Average) – Reconciliation of SCT to CAP

	Average Summary Compensation Table for Non-PEO NEOs	Minus Grant Date Fair Value of Awards Granted During Year (a)	Plus (Minus) Equity Award Adjustments (b)	Average Compensation Actually Paid to Non-PEO NEOs

2024	$1,451,628	$(635,554)	$1,001,567	$1,817,641
2023	1,446,414	(648,734)	(243,609)	554,071
2022	1,201,168	(439,295)	(115,246)	646,627
2021	1,828,776	(773,689)	2,552,560	3,607,647
2020	1,025,213	(124,419)	(79,910)	820,884

(a)	Represents the total of the amounts reported in the Grant of Plan-Based Awards section for the applicable year.
(b)	The calculation of the Equity Award Adjustments is shown in the below table:

Non-PEO NEO’s (Average) CAP Equity Award Adjustments Reconciliation

	Year End Value of Current Year Awards Outstanding as of Year End	Change in Value as of Year End for Prior Year Awards Outstanding as of Year End	Change in Value as of Vesting Date for Prior Year Awards That Vested During the Year (including dividends)	Total Equity Award Adjustments

2024	$799,628	$227,544	$(25,605)	$1,001,567
2023	746,876	(964,433)	(26,052)	(243,609)
2022	497,697	(119,934)	(493,009)	(115,246)
2021	1,247,008	1,031,180	274,372	2,552,560
2020	122,225	(157,259)	(44,876)	(79,910)

(5)	Pursuant to SEC rules, the TSR figures assume an initial investment of $100 on December 31, 2020. As permitted by SEC rules, the index referenced for the purpose of TSR comparison is the group of companies included in the FTSE Nareit All REIT Index, which is the peer group used for purposes of Item 201(e) of Regulation S-K. The separate peer group used by the Compensation Committee, together with information from the Survey, for purposes of determining compensation paid to our executive officers is described on pages 41-42.

Analysis of the Information Presented in the Pay versus Performance Table

As described in greater detail in the Compensation Discussion and Analysis section beginning of page 41 of this proxy statement, our executive compensation program is designed to align the interests of our executive officers with those of our shareholders. While we use several performance measures to accomplish this objective, not all of these performance measures are presented in the Pay Versus Performance table. We use a combination of restricted stock for incentive compensation and cash salary and bonuses as the primary means of delivery long-term and short-term compensation to our executive officers. We believe that restricted stock with long vesting periods aligns the interests of executive officers and shareholders and incentivizes long-term growth of our Company, increasing the value of our common stock and maintaining or increasing our dividend payout. In accordance with SEC rules, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

Compensation Actually Paid and Total Shareholder Return

Company TSR and Nareit All REIT Index TSR are computed in accordance with Item 402(v) of Regulation S-K. These metrics are based on dividends and stock prices for each period presented. While the Company’s TSR exceeded the TSR for the Nareit All REIT Index for each of the five years in the chart, the Company did not use this metric in determining executive compensation for the years 2020 through 2022. The 2023 employment agreements entered into by the Named Executive Officers described in the Compensation Discussion and Analysis section of this proxy statement, do incorporate Total Shareholder Return as a metric to be used when determining the STIP and LTIP compensation awarded under the agreements. TSR, Normalized FFO per share, same property NOI growth; and expansions and development of sites (including the Joint Venture) are the most important financial performance measures that the Company used to link compensation actually paid to our NEOs for fiscal year 2024.

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Compensation Actually Paid and Net Income

The amount of compensation actually paid to our executive officers is not directly linked to net income. The Company is a real estate investment trust (REIT) with its real estate portfolio as its largest asset. Though real estate over the long-term generally increases in value, the assets are depreciated over the useful life of each asset on our consolidated financial statements in accordance with generally accepted accounting principles. Consequently, depreciation expense continues to grow as our real estate portfolio grows which significantly reduces the Company’s net income.

Compensation Actually Paid and Normalized FFO

As described in the Compensation Discussion and Analysis section of this proxy statement, the Company considers Normalized FFO to be an important measure of an equity REIT’s operating performance. Normalized FFO excludes historical cost depreciation as an expense and may facilitate the comparison of REITs which have a different cost basis. The Company considers Normalized FFO to be a meaningful, additional measure of operating performance primarily because it excludes the assumption that the value of its real estate assets diminishes predictably over time and because industry analysts have accepted it as a performance measure. Normalized FFO has increased each year from 2020 through 2024. This metric has been utilized by the Compensation Committee in determining executive compensation.

Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our President and CEO to the median of the annual total compensation of our other employees. The median of the annual total compensation of all employees (other than our President and CEO) is $49,558 as of December 31, 2024. The President and CEO’s total compensation as an employee for 2024, which includes salary, bonus, stock awards, option awards, non-equity incentive plan compensation and all other compensation as disclosed in the summary compensation table above, was $3,509,598.

We determined our median employee based on total compensation, which we calculated as annual base pay and the value of annual cash incentives, equity awards and all other compensation paid in 2024. We did not include the CEO, any seasonal employees, contractors or other non-employee workers in our employee population. All of our employees are located in the United States and, therefore, we did not make any cost-of-living adjustments in identifying the median employee. We annualized base pay for any full-time and part-time permanent employees who were employees of the Company as of December 31, 2024 and were employed for less than all of 2024.

For 2024, the ratio of the annual total compensation of our President and CEO to the median of the annual total compensation of our other employees was 71 to 1. Given the different methodologies that various companies use to determine an estimate of their pay ratio, our estimated ratio should not be used as a basis for comparison between companies.

Equity Compensation Plan Information

On May 31, 2023, the shareholders approved and ratified the Company’s 2023 Equity Incentive Award Plan authorizing the grant to officers and key employees of options to purchase up to 2,200,000 shares of common stock. The 2023 Plan replaced the Company’s Amended and Restated 2013 Incentive Award Plan (formerly 2013 Stock Option and Stock Award Plan).

The following table summarizes information, as of December 31, 2024, relating to equity compensation plans of the Company (including individual compensation arrangements) pursuant to which equity securities of the Company are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities reflected in column (a))
Equity Compensation Plans Approved by Security Holders	5,372,020	$16.01	777,289
Equity Compensation Plans not Approved by Security Holders	N/A	N/A	N/A
Total	5,372,020	$16.01	777,289

Compensation Committee Interlocks and Insider Participation

During 2024, the Compensation Committee consisted of Mr. Carus, Mr. Mitchell (Chairman of the Compensation Committee), Ms. Pruitt-Marriott and Mr. Quigley, Jr. No member of the Compensation Committee is a current or former officer or employee of the Company. In 2024, none of our executive officers served on the compensation committee of any entity, or board of directors of any entity that did not have a compensation committee, that had one or more of its executive officers serving on our Compensation Committee. The members of the Compensation Committee did not otherwise have any relationships requiring related-party disclosure in the Company’s Proxy Statement.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

William E. Mitchell (Chairman)

Jeffrey A. Carus

Angela D. Pruitt-Marriott

Kenneth K. Quigley, Jr.

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COMPARATIVE STOCK PERFORMANCE

The following line graph compares the total return of the Company’s Common Stock for the last five years to the FTSE Nareit All REITs Index published by the National Association of Real Estate Investment Trusts (“Nareit”) and to the S&P 500 Index for the same period. The graph assumes a $100 investment in our Common Stock and in each of the indexes listed below on December 31, 2019 and the reinvestment of all dividends. The total return reflects stock price appreciation and dividend reinvestment for all three comparative indices. The information herein has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed. Our stock performance shown in the graph below is not necessarily indicative of future stock performance.

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UMH PROPERTIES, INC.
FTSE Nareit ALL REITs
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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no family relationships between any of the Directors or executive officers of the Company, except that Samuel A. Landy, President, Chief Executive Officer and a Director of the Company, and Michael P. Landy, a Director of the Company, are the sons of Eugene W. Landy, the Founder, Chairman of the Board and a Director of the Company. Further, Mr. Daniel Landy, Executive Vice President and President of UMH OZ Fund, LLC and Mr. Jeremy Landy, Vice President of Community Media Relations, are the sons of Mr. Samuel A. Landy and grandsons of Mr. Eugene W. Landy.

No director, executive officer, or any immediate family member of such director or executive officer may enter into any transaction or arrangement with the Company without the prior approval of the Board of Directors. If any such transaction or arrangement is proposed, the Board of Directors will appoint a Business Judgment Committee consisting of independent directors who are also independent of the transaction or arrangement. This Committee will recommend to the Board of Directors approval or disapproval of the transaction or arrangement. In determining whether to approve such a transaction or arrangement, the Business Judgment Committee will take into account, among other factors, whether the transaction was on terms no less favorable to the Company than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement. While the Company does not have specific written standards for approving such related party transactions, such transactions are only approved if it is in the best interest of the Company and its shareholders. Additionally, the Company’s Code of Business Conduct and Ethics, which is presented on the Company’s website at www.umh.reit, requires all directors, officers and employees to notify and report a potential or apparent conflict of interest, in the case of a Director or the principal executive officer, to the Board, in the case of any officer other than the principal executive officer, to the principal executive officer, and, in the case of an employee, to his or her supervisor. Further, to identify related party transactions, the Company submits and requires our directors and executive officers to complete director and officer questionnaires which, among other things, identify any transactions with the Company in which the director, executive officer or their immediate family members have an interest.

Mr. Eugene W. Landy, the Founder and Chairman of the Board of Directors of the Company, owned a 24% interest in the entity that is the landlord of the property where the Company’s corporate office space is located. As of January 2023, Mr. Eugene W. Landy transferred this ownership to his son, Mr. Samuel A. Landy, the President and Chief Executive Officer and a director of the Company, and other family members. The lease of the Company’s corporate office space extends through April 30, 2027 and requires monthly lease payments of $23,098 through April 30, 2022 and $23,302 from May 1, 2022 through April 30, 2027. The Company is also responsible for its proportionate share of real estate taxes and common area maintenance. Management believes that the aforesaid rents are no more than what the Company would pay for comparable space elsewhere.

Mr. Eugene W. Landy owns a 9.6% interest, Mr. Samuel A. Landy owns a 4.8% interest, Mr. Daniel Landy, who is also an officer of the Company and is Mr. Samuel A. Landy’s son, owns a 0.96% interest and the Samuel Landy Family Limited Partnership (of which Daniel Landy is the sole general partner) owns a 0.96% interest in the OZ Fund, that was formed by the Company in 2022. Independent Director Kenneth K. Quigley, Jr. owns a 0.96% interest in the OZ Fund.

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FINANCIAL INFORMATION

The Company’s Community NOI is calculated as follows (in thousands):

	2024	2023	2022

Rental and Related Income	$207,019	$189,749	$170,434
Community Operating Expenses	(87,354)	(81,343)	(75,660)

Community NOI	$119,665	$108,406	$94,774

The Company considers Same Properties to be all communities owned as of January 1, 2023, with the exception of Memphis Blues, Duck River Estates and River Bluff Estates. The Company’s Same Property NOI for 2024 and 2023 is calculated as follows (in thousands):

	2024	2023

Rental and Related Income	$207,019	$189,749
Community Operating Expenses	(87,354)	(81,343

Community Net Operating Income	$119,665	$108,406
Non-Same Property Net Operating Loss	3,719	3,448
Same Property Net Operating Income	123,384	111,854

The following is a reconciliation of our U.S. GAAP Net Income (Loss) Attributable to Common Shareholders to our FFO and Normalized FFO (in thousands):

	2024	2023	2022

Net Income (Loss) Attributable to Common Shareholders	$2,472	$(8,714)	$(36,265)
Depreciation Expense	60,239	55,719	48,769
Depreciation Expense from Unconsolidated Joint Venture	824	692	371
Loss on Sales of Investment Property and Equipment	113	-0-	169
(Increase) Decrease in Fair Value of Marketable Securities	(1,167)	3,555	21,839
(Gain) Loss on Sales of Marketable Securities, net	3,778	(183)	(6,394)
FFO Attributable to Common Shareholders	66,259	51,069	28,489
Adjustments:
Redemption of Preferred Stock	-0-	-0-	12,916
Amortization	2,384	2,135	1,956
Non- Recurring Other Expense (1)	846	1,329	3,479
Normalized FFO Attributable to Common Shareholders	$69,489	$54,533	$46,840

(1) Consists of one-time legal and professional fees ($452), costs associated with acquisition not completed ($12) and costs associated with the liquidation/sale of inventory in a particular sales center ($382) for 2024. Consists of the previously disclosed special bonus and restricted stock grants for the August 2020 groundbreaking Fannie Mae financing, which were being expensed over the vesting period ($862), non-recurring expenses for the joint venture with Nuveen ($135), one-time legal fees ($76), fees related to the establishment of the OZ Fund ($37), and costs associated with acquisitions and financing that were not completed ($219) in 2023. Consists of special bonus and restricted stock grants for the August 2020 groundbreaking Fannie Mae financing, which were being expensed over the vesting period ($1,724) and non-recurring expenses for the joint venture with Nuveen ($264), early extinguishment of debt ($320), one-time legal fees ($197), fees related to the establishment of the OZ Fund ($954), and costs associated with acquisition not completed ($20) in 2022.

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DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s Officers and Directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, the Company believes that, during the year ended December 31, 2024, all Section 16(a) filing requirements applicable to its Officers, Directors and greater than 10% beneficial owners were met.

OTHER MATTERS

The Board of Directors knows of no other matters other than those stated in this Proxy Statement which are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the discretion of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will provide, without charge, to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 2024 (as filed with the SEC), including the financial statements and schedules thereto, the Proxy Statement, a form of proxy, or future annual reports and Proxy Statements. All such requests should be directed to our Shareholder Relations Department by: (a) mail at UMH Properties, Inc., Attention: Shareholder Relations, Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, NJ 07728, (b) telephone at (732) 577-9997 or (c) email at ir@umh.com. You can also contact your broker, bank or other nominee to make a similar request.

For directions to the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey, please contact our Shareholders Relations Department by mail, telephone or email.

YOUR PROXY IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES.

PLEASE VOTE AS SOON AS POSSIBLE.

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SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2025 Annual Meeting of shareholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received at the Company’s principal executive offices by December 5, 2025. Under our current Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by our shareholders at our 2026 Annual Meeting, but not included in the Company’s Proxy Statement, may be made by a person who is a shareholder of record at the time of giving notice by the shareholder, on the record date for the 2026 Annual Meeting and at the time of the 2026 Annual Meeting who delivers notice along with the additional information and materials required by our current Bylaws to our Secretary at the principal executive office of the Company not earlier than December 5, 2025 and not later than January 4, 2026. However, in the event that the 2026 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the date of the 2025 Annual Meeting, notice by the shareholder to be timely must be received no earlier than the 120th day prior to the date of mailing of the notice for the meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

BY ORDER OF THE BOARD OF DIRECTORS

Eugene W. Landy
Chairman of the Board and Director

Dated: April 4, 2025

Important: Shareholders can help the Company avoid the necessity and expense of sending follow-up letters to ensure a quorum by promptly authorizing a proxy. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting. You are earnestly requested to authorize your proxy to vote your shares in order that the necessary quorum may be represented at the meeting.

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Appendix A

UMH PROPERTIES, INC.

2023 EQUITY INCENTIVE AWARD PLAN

(As proposed to be amended)

(marked to show changes from the Plan currently in effect)

SECTION 1

EFFECTIVE DATE AND PURPOSE

1.1 Effective Date. The Board of Directors of the Company has adopted the UMH Properties, Inc. 2023 Equity Incentive Award Plan (the “Plan”) on March 21, 2023, subject to the approval of the stockholders of the Company within twelve (12) months of such date. Upon stockholder approval of the Plan, the Plan shall become effective.

1.2 Purpose of the Plan. The Plan is designed to provide a means to attract, motivate and retain eligible Participants and to further the growth and financial success of the Company by aligning the interests of Participants through the ownership of Shares and other incentives with the interests of the Company’s stockholders.

1.3 Performance Based Compensation. In addition to the foregoing Section 1.2, the Plan is intended to provide for “performance based compensation” (within the meaning of Section 162(m) of the Code and Treasury regulation section 1.162-27(e)) for executive officers of the Company and its Subsidiaries the Committee determines may be or may become covered employees (within the meaning of Treasury regulation section 1.167-27(c)(2), as amended by administrative pronouncements). To the extent any Award hereunder is not intended to constitute performance-based compensation, including without limitation, for any Participant that would be deemed a “covered employee”, Sections 1.3.1, 1.3.2, 1.3.3 and 1.3.4 shall not be required to apply. To the extent that the Committee makes any grants of any Awards hereunder which are intended to qualify as performance based compensation for any such Participants:

1.3.1 Except with respect to the grant of any Options granted hereunder, payments in respect of any Award granted hereunder shall be made solely upon one or more pre-established objective goals. Such goals shall be established in writing by the Committee not later than 90 days following the commencement of the period of service to which the performance goal relates, provided that the outcome is substantially uncertain at the time the Committee actually establishes the goal. In no event will a goal be considered to be pre-established if it is established after 25 percent of the period of service (as scheduled in good faith at the time the goal is established) has elapsed. Any performance goal established in respect of any payment, delivery or lapse of Restrictions with respect to any Award intended to qualify as performance based compensation contemplated by this Section 1.3.1 shall otherwise comply with the terms and conditions of Treasury regulation section 1.162-27(e)(2) as may be applicable.

1.3.2 The business criteria on which any performance goal determined under Section 1.3.1 hereof is based by the Committee shall include one or more of the following, to the extent consistent with the applicable requirements of Treasury regulation section 1.162-27(e)(2): funds from operations, funds from operations per share, net income, net cash provided by operating activities and dividend per share. With respect to any grant under the Plan intended to constitute “performance-based compensation” for any Participant, the maximum amount of compensation that could be paid to any Participant under the Plan for any Fiscal Year is two million dollars ($2,000,000).

1.3.3 Except as may be provided in any Award Agreement, no payment, delivery or lapse of any Restrictions hereunder in connection with any Award intended to qualify as performance based compensation shall be made to any Participant prior to the time at which the Plan has been approved by shareholders of the Company consistent with Treasury regulation section 1.162-27(e)(4).

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1.3.4 The Committee must certify in writing prior to any payment, delivery or lapse of Restrictions with respect to any Award hereunder that the performance goals and any other material terms established by the Committee for any Participant’s Awards have been satisfied in a manner consistent with Treasury regulation section 1.162-27(e)(5).

SECTION 2

DEFINITIONS

2.1 The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.2 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.3 “Award” means, individually or collectively, an Option Award, a Restricted Stock Award or an Other Stock-Based Award.

2.4 “Award Agreement” means the written notice or agreement setting forth the terms and provisions applicable to each Award granted under the Plan, as approved by the Committee.

2.5 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6 “Cause” means (i) Participant’s conviction of a felony or any crime involving moral turpitude, (ii) any public disparagement by the Participant of the Company, or (iii) the willful engaging by the Participant in conduct materially injurious to the Company, monetarily or otherwise.

2.7 “Change in Control” shall have the meaning assigned to such term in Section 12.

2.8 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.9 “Committee” means the committee appointed by the Board pursuant to Section 4.1 to administer the Plan.

2.10 “Company” means UMH Properties, Inc., a Maryland corporation, or any successor thereto.

2.11 “Director” means a director of the Company.

2.12 “Disability” means a permanent and total disability that qualifies a Participant for disability benefits under the Company’s long term disability plan; or if no such plan is maintained, a permanent and total disability that renders the Participant unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

2.13 “Employee” means any employee of the Company or any of its Subsidiaries, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

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2.14 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.15 “Fair Market Value” means, as of any given date, (i) the closing sales price of the Shares on any national securities exchange on which the Shares are listed (provided that if there is more than one such securities exchange on which the Shares are listed, the Committee shall designate the appropriate securities exchange for purposes of the Fair Market Value determination); or (ii) if there is no regular public trading market for such Shares, the fair market value of the Shares as determined by the Committee by a reasonable valuation method consistent with Section 409A of the Code.

2.16 “Fiscal Year” means the fiscal year of the Company.

2.17 “Grant Date” means, with respect to an Award, the date such Award is granted to a Participant.

2.18 “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.19 “Nonqualified Stock Option” means an Option to purchase Shares which is not an Incentive Stock Option.

2.20 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.21 "Option Award" means, individually or collectively, a grant under the Plan of Nonqualified Stock Options or Incentive Stock Options.

2.22 "Other Stock-Based Award" means a grant under Section 8.1 of the Plan of a stock payment, stock bonus award, stock-based performance award or other stock-based incentive award (other than an Option Award or a Restricted Stock Award), which may include, without limitation, deferred stock, deferred stock units, stock-based performance awards and/or other stock and stock-based awards in payment of retainers, committee fees, and meeting-based fees.

2.23 "Participant" means an Employee who has an outstanding Award under the Plan or a non-Employee Director of the Company who has an outstanding Award under the Plan.

2.24 "Plan" means the UMH Properties Inc. 2023 Equity Incentive Award Plan, as set forth in this instrument and as hereafter amended from time to time.

2.25 "Prior Plan" means the UMH Properties Inc. Amended and Restated 2013 Incentive Award Plan.

2.26 "Restricted Period" means the period of time during which a Restricted Stock Award to a Participant remains subject to the Restrictions imposed on the Shares as determined by the Committee.

2.27 "Restrictions" mean the restrictions and conditions imposed on a Restricted Stock Award as determined by the Committee, which must be satisfied in order for the applicable Participant to become vested in such Restricted Stock Award and receive the underlying Shares free of Restrictions.

2.28 "Restricted Stock" means an award of Shares on which is imposed a Restriction Period.

2.29 "Restricted Stock Award" means a grant under the Plan of Restricted Stock.

2.30 "Retirement" means, with respect to employee Participants, a Termination of Service by reason of an individual’s retirement on or after attaining age 65 (or any earlier normal retirement age specified in a Company-sponsored qualified retirement plan), or with respect to non-Employee Director Participants, expiration of the term of service on the Board by reason of the Participant’s failure to be nominated for re-election or failure to be re-elected to the Board pursuant to a regular election or his or her decision not to stand for re-election to the Board.

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2.31 "Shares" means the shares of common stock, $.10 par value, of the Company or such other class of shares or other securities as may become applicable under Section 5.3 or upon a Change-in-Control.

2.32 "Subsidiary" means, consistent with Section 424(f) of the Code, any corporation (other than the Company) or non-corporate entity in an unbroken chain of entities beginning with the Company if, at the time of the granting of an Award, each of the entities other than the last entity in the unbroken chain owns more than fifty percent (50%) of the total combined voting power in one of the other entities in such chain of all classes of stock, membership interests or other ownership interests ordinarily having the power to vote for the directors, managers or other voting members of the governing body of such entity In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (a) such entity could be considered as a subsidiary according to generally accepted accounting principles in the United States of America, and (b) in the case of an Award of Options or Stock Appreciation Rights, such Award would be considered to be granted in respect of “service recipient stock” under Code Section 409A.

2.33 "Termination of Service" means, a cessation of the employee-employer relationship between such person and the Company or a Subsidiary for any reason unless there is a simultaneous reengagement of the person by the Company or a Subsidiary.

SECTION 3

ELIGIBILITY

3.1 Participants. Awards may be granted in the discretion of the Committee among Directors, key employees and officers of the Company and its Subsidiaries.

3.2 Non-Uniformity. Awards granted hereunder need not be uniform among eligible Participants and may reflect distinctions based on title, compensation, responsibility or any other factor the Committee deems appropriate.

SECTION 4

ADMINISTRATION

4.1 The Committee. The Plan shall be administered by the Compensation Committee comprised of two or more directors of the Company, none of whom shall be officers or employees of the Company and all of whom shall be "non-employee directors" (within the meaning of Rule 16b-3 promulgated under the 1934 Act) and "outside directors" (as required by Section 162(m) of the Code). The composition of the Compensation Committee shall at all times comply with any other requirements of applicable laws or regulations and the applicable requirements of the New York Stock Exchange. The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. In the absence of such appointment, the Board of Directors shall serve as the Committee and shall have all of the responsibilities, duties, and authority of the Committee set forth herein.

4.2 Authority of the Committee. The Committee shall have the exclusive authority to administer and construe the Plan in accordance with its provisions. Subject to the last sentence of Section 4.3, the Committee’s authority shall include, without limitation, the power to (a) determine persons eligible for Awards and determine who shall receive Awards, (b) prescribe the terms and conditions of the Awards, (c) determine the time or times and conditions subject to which Awards may become vested, deliverable, exercisable, or as to which any restrictions (including, without limitation, any Restrictions) may apply or lapse (provided, however, that in no event shall any portion of any Award granted under the Plan become exercisable or vested prior to the one-year anniversary of the Grant Date of such Award, except that such one-year restriction shall not apply to (i) Awards granted under the Plan with respect to the number of Shares which, in the aggregate, does not exceed five percent (5%) of the total number of Shares available for Awards under the Plan as set forth in Section 5.1 of the Plan (as adjusted pursuant to Section 5.3) or (ii) Awards granted to non-Employee Directors of the Company as compensation for service on the Board (it being understood that such one-year restriction shall not limit the right of the Committee to accelerate the vesting or exercisability of an Award under the circumstances described in clause (d) of this paragraph)), (d) elect to accelerate the time at which all or any part of an Option may become vested or exercisable, or accelerate the time at which the Restrictions on any Restricted Stock Award may lapse, in the event of the Participant’s death or Disability or, except as limited by the requirements of Section 409A or Section 422 of the Code, in connection with any Termination of Service of the Participant; (e) extend the term of any outstanding Option, or extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Participant, (f) amend or modify any other terms and conditions of an Award with the consent of the Participant, (g) interpret, construe and implement the Plan and the Awards, (h) adopt rules, policies, and other procedures for the administration, interpretation and application of the Plan as are consistent therewith and (i) make all other determinations necessary or advisable for the administration of the Plan and or any Award granted hereunder, subject to the exclusive authority of the Board under Section 10.1 to amend or terminate the Plan.

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4.3 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more officers of the Company; provided, however, that the Committee may not delegate its authority and powers in any way which would jeopardize the Plan’s qualification under Rule 16b-3 promulgated under the 1934 Act or the deductibility of Awards under Section 162(m) of the Code. The Company’s full Board of Directors will act as the Committee and administer the Plan with respect to any awards granted under the Plan to Directors who are not also Employees.

4.4 Factors to Consider for Granting Awards. In making the determination as to the persons to whom Awards shall be granted, the Committee or any delegate may take into account such individual’s salary and tenure, duties and responsibilities, their present and potential contributions to the success of the Company, the recommendation of supervisors, and such other factors as the Committee or any delegate may deem important in connection with accomplishing the purposes of the Plan.

4.5 Decisions Binding. All determinations and decisions made by the Committee and any of its delegates pursuant to Section 4.3 shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

4.6 Committee Governance. The Committee shall select one of its members as its Chair and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The grant of an Award shall be effective only if a written agreement is duly executed and delivered by and on behalf of the Company following such grant. The Committee may appoint a Secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable.

SECTION 5

SHARES SUBJECT TO THE PLAN

5.1 Number of Shares. Subject to adjustment as provided in Section 5.3, the maximum number of Shares available for grant under the Plan will be ~~two million two hundred thousand~~four million four hundred fifty thousand (~~2~~4,~~20~~450,000) Shares, including the two million two hundred thousand (2,200,000) Shares originally available under the Plan at the time of the Plan’s adoption in 2023 and up to two million two hundred fifty thousand (2,250,000) additional shares that will be available for grant after May 28, 2025. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares, or any combination thereof. The number of Shares in respect of Incentive Stock Options which may be granted ~~hereunder~~ under the Plan shall not exceed ~~two~~ four million ~~two~~four hundred fifty thousand (~~2~~4,~~20~~450,000) Shares, as may be adjusted pursuant to Section 5.3 hereof. The maximum number of Shares underlying Awards that may be granted in any one Fiscal Year to a Participant shall be three hundred thousand (300,000), as may be adjusted pursuant to Section 5.3 hereof.

5.2 Adjustments in Shares Available for Certain Events. Unless determined otherwise by the Committee, if any Shares related to an Award are forfeited, expire unexercised, or settled in cash in lieu of Shares, such Shares shall, to the extent of such forfeiture, expiration, or cash settlement, be available for future grants of Awards under the Plan; provided, however, that the following Shares will not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option (or a stock option granted under the Prior Plan); (ii) Shares tendered by the Participant or withheld from issuance by the Company to satisfy any tax withholding obligation with respect to an Award (or an award under the Prior Plan); and (iii) Shares purchased on the open market with the cash proceeds from the exercise of Options (or stock options granted under the Prior Plan). Any Shares covered by an Award (or an award under the Prior Plan) that are repurchased by the Company at the same price paid by the Participant so that such Shares are returned to the Company will again be available for Awards.

5.3 Adjustments in Awards and Authorized Shares. In the event of a merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, combination, or other similar change in the corporate structure of the Company affecting the Shares, the Committee shall, consistent with Section 409A of the Code, adjust the number and class of Shares which may be delivered under the Plan, the number, class and price of Shares subject to outstanding Awards, and the numerical limits of Section 5.1 in such manner as the Committee shall determine to be advisable or appropriate to prevent the dilution or diminution of such Awards.

5.4 Minimum Vesting for Awards. Except with respect to Awards made to non-Employee Directors of the Company as compensation for service on the Board, Awards that are subject to vesting shall become vested on a pro rata basis over a period of not less than one year following the Grant Date; provided, however, that, notwithstanding the foregoing, such Awards that result in the issuance of an aggregate of up to 5% of the maximum number of Shares available at any time pursuant to Section 5.1 may be granted without respect to such minimum vesting provision..

5.5 Repurchase Option. The Board may include in the terms of any Award Agreement that the Company shall have the option to repurchase Shares of any Participant acquired pursuant to any Award granted under the Plan upon a Participant’s Termination of Service. The terms of such repurchase right shall be set forth in the Award Agreement.

~~5.6 Buy-Out Provision. The Board may at any time offer on behalf of the Company to buy-out, for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Board shall establish and communicate to the applicable Participants at the time such offer is made; provided, however, to the extent Sections 13(e) and/or 14(e) of the 1934 Act and the rules and regulations thereunder are applicable to any such offer, the Company shall comply with the requirements of such sections.~~

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SECTION 6

STOCK OPTIONS

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants at any time and from time to time as determined by the Committee. The Committee shall determine the number of Shares subject to each Option. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or any combination thereof. Subject to Section 12.1 hereof, each Option may be exercised only after one (1) year of continued employment by the Company or one of its Subsidiaries immediately following the date the Option is granted.

6.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, the vesting schedule and any conditions to exercise of the Option and such other terms and conditions as the Committee shall determine, subject to the provisions of the Plan. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

6.3 Exercise Price. Subject to the provisions of this Section 6.3, the Exercise Price for each Option shall be determined by the Committee and shall be provided in each Award Agreement.

6.3.1 Nonqualified Stock Options. In the case of a Nonqualified Stock Option, the Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, in no case shall the Exercise Price be less than the par value of such Share.

6.3.2 Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; or, consistent with Section 422(c)(5) of the Code, one hundred ten percent (110%) of the Fair Market Value of a Share if the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to Section 424(d) of the Code) owns on the Grant Date stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries; provided, however, in no case shall the Exercise Price be less than the par value of such Share.

6.3.3 Substitute Options. Notwithstanding the provisions of Sections 6.3.1 and 6.3.2, in the event that the Company consummates a corporate transaction within the meaning of Treasury regulation section 1.424-1(a)(3), persons who become Participants on account of such transaction may be granted Options in substitution for options granted by such former employer. If such substitute Options are granted, the Committee, consistent with Treasury regulation section 1.424-1 with respect to an Incentive Stock Option and Treasury regulation section 1.409A-1(b)(5)(v)(D) with respect to a Nonqualified Stock Option, may determine that such substitute Options shall have an exercise price less than one hundred (100%) of the Fair Market Value of the Shares on the Grant Date.

6.4 Expiration of Options.

6.4.1 Expiration Dates. Except as provided in Section 6.7.3 regarding Incentive Stock Options, each Option shall terminate upon the first to occur of the following events:

(a) The date(s) for termination of the Option set forth in the Award Agreement;

(b) The date determined under Section 6.8 regarding Termination of Service; or

(c) The expiration of ten (10) years from the Grant Date.

6.4.2 Committee Discretion. Subject to the limits of Section 6.4.1, the Committee shall provide in each Award Agreement when each Option expires and becomes unexercisable, and may, after an Option is granted, extend the maximum term of the Option (subject to Section 6.7 regarding Incentive Stock Options). Notwithstanding the foregoing, in no event shall an Option term be extended so as to subject such Option to Section 409A of the Code.

6.5 Exercisability of Options.

6.5.1 Timing of Exercise.

Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, subject to the provisions of the Plan. After an Option is granted, the Committee may accelerate the exercisability of the Option only in the event of the Participant’s death or Disability or in connection with the Participant’s Termination of Service. If the Committee provides that any Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine; provided that (except in the case of a Participant’s death or Disability or, except as limited by the requirements of Section 409A or Section 422 of the Code, in connection with the Termination of Service of the Participant) no such waiver will be permitted if such waiver would result in any portion of the Option becoming exercisable prior to the first anniversary of the Grant Date.

6.5.2 Restrictions on Exercise. The Committee may postpone any exercise of an Option for such period as the Committee in its discretion may deem necessary in order to permit the Company (i) to effect or maintain registration of the Plan or the Shares issuable upon the exercise of an Option under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction, (ii) to permit any action to be taken in order to comply with restrictions or regulations incident to the maintenance of a public market for its Shares or to list the Shares thereon; or (iii) to determine that such Shares and the Plan are exempt from such registration or that no action of the kind referred to in (ii) above need be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to permit the exercise of an Option to sell or deliver Shares in violation of any federal or state securities or other law. Any such postponement shall not extend the term of an Option as set forth in Section 6.4.1; and neither the Company nor its directors or officers or any of them shall have any obligation or liability to the Participant, to any successor of a Participant or to any other person with respect to any Shares as to which an Option shall lapse because of such postponement.

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6.6 Payment.

6.6.1 Notice. Options shall be exercised by a Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

6.6.2 Form of Payment. Upon the exercise of an Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee may also permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price or (b) by any other means which the Committee determines to provide legal consideration for the Shares, and to be consistent with the purposes of the Plan and with all applicable laws and regulations, provided that such other means shall be set forth in the Award Agreement.

6.6.3 Delivery of Certificates. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant, Share certificates (which may be in book entry form) representing such Shares.

6.7 Certain Additional Provisions for Incentive Stock Options.

6.7.1 Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

6.7.2 Company and Subsidiaries Only. Incentive Stock Options may be granted only to Participants who are employees of the Company or its Subsidiaries on the Grant Date.

6.7.3 Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an employee who, together with persons whose stock ownership is attributed to the employee pursuant to Section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, consistent with Section 422(c)(5) of the Code, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

6.8 Termination of Service.

6.8.1 Termination for Cause. Unless otherwise specifically provided in the Award Agreement, an Option may not be exercised after a Participant’s Termination of Service by the Company or a Subsidiary for Cause.

6.8.2 Termination Due To Death or Disability. Unless otherwise specifically provided in the Award Agreement, an otherwise outstanding and then exercisable Option may not be exercised beyond the later of (i) three (3) months after a Participant’s Termination of Service due to death or Disability and (ii) the date on which such Option was scheduled to expire pursuant to its original terms. Any Options not exercisable at the time of such Termination of Service shall terminate and be forfeited.

6.8.3 Termination For Other Reasons. Unless otherwise specifically provided in the Award Agreement, an Option may not be exercised beyond the later of (i) three (3) months after a Participant’s Termination of Service for any reason other than as described in Section 6.8.1 or 6.8.2 and (ii) the date on which such Option was scheduled to expire pursuant to its original terms. Any Options not exercisable at the time of such Termination of Service shall terminate and be forfeited.

6.9 Restriction on Option Transfer. Except as otherwise determined by the Committee and set forth in the Award Agreement in connection with any Nonqualified Stock Option, no Option may be transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, except that the Committee may permit a transfer, upon the Participant’s death, to beneficiaries designated by the Participant as provided in Section 9.5.

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SECTION 7

RESTRICTED STOCK

7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, Restricted Stock Awards may be granted to Participants at any time and from time to time as determined by the Committee. The Committee shall determine the number of Shares subject to each Award.

7.2 Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement that shall specify the terms and conditions established by the Committee as of the Grant Date. Subject to the provisions of the Plan, the Committee shall determine the terms and conditions of the Restricted Stock Award, including the Restriction Period of the Award and the Restrictions applicable to the Award, including, but not limited to employment status, director tenure, performance goals, rules governing forfeitures and limitations on the sale, assignment, pledge or other encumbrances during the Restricted Period.

7.3 Termination of Service during Restricted Period.

7.3.1 Termination of Service Due To Death or Disability. Unless otherwise specifically provided in the applicable Award Agreement, the Restrictions on any and all then outstanding Restricted Stock Awards shall lapse on the date of such termination.

7.3.2 Termination of Service Due to Involuntary Termination Without Cause After Meeting the Definition of Retirement. Unless otherwise specifically provided in the applicable Award Agreement and except with respect to any Restricted Stock Award that is intended to constitute performance based compensation under Treasury regulation section 1.162-27(e), the Restrictions on any and all then outstanding Restricted Stock Awards shall lapse on the date of any Termination of Service that constitutes an involuntary termination of employment or separation from service with the Company and its Subsidiaries other than for Cause on or after the Participant has met the definition of Retirement. The Committee in its sole discretion shall have the ability to determine whether any Termination of Service is voluntary or involuntary. The Committee may, in its discretion, elect to include in the Award Agreement for a Restricted Stock Award made to an Employee who has served as an Employee for more than ten (10) years a provision stating that the Restrictions on such Restricted Stock Award shall lapse upon the Employee’s voluntary Retirement as an Employee.

7.3.3 Termination of Service For Other Reasons. Unless otherwise specifically provided in the applicable Award Agreement, a Participant shall forfeit any and all Restricted Stock Awards whose Restrictions have not lapsed in the event of such Participant’s Termination of Service for any reason other than as described in Sections 7.3.1 or 7.3.2 which Termination of Service occurs prior to the expiration of the Restricted Period.

7.3.4 Performance Based Compensation. Notwithstanding any other provision of this Section 7.3, to the extent any Restricted Stock Award is intended to qualify as “performance based compensation” (within the meaning of Treasury regulation section 1.162-27(e)), the Restrictions on such Restricted Stock Award shall not lapse pursuant to Section 7.3.2 but solely upon the attainment (and the Committee’s valid certification) of any pre-established performance goal requirement as contemplated by Section 162(m) of the Code and the Treasury regulations promulgated thereunder.

7.3.5 Approved Leave of Absence. Unless otherwise provided by the Committee, a Participant’s leave of absence for military or governmental service, or for other purposes approved by the Committee, shall not be deemed a Termination of Service for purposes of the Plan, provided that any Stock Options held by such Participant may not be exercised during such leave of absence.

7.4 Rights of a Stockholder. The Committee may provide in any Award Agreement for a Participant’s right to vote Shares in respect of any outstanding Restricted Stock Award and rights to receive dividends and other distributions payable with respect to such Shares that may become payable beginning from and after the Grant Date in respect of any Restricted Stock Award; provided, however, that (i) the Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which shall be subject to the same vesting conditions and restrictions as the vesting conditions and restrictions applicable to such Restricted Stock and (ii) to the extent dividends are paid on Shares in respect of a Restricted Stock Award which does not vest or is subsequently forfeited, the Award Agreement shall provide that the Grantee of such Restricted Stock shall promptly forfeit and repay to the Company such dividend payments. Notwithstanding the above, dividends may not be paid on performance-based restricted stock awards granted under the Plan unless and until such performance-vesting conditions on those awards have been achieved. All stock distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the same vesting conditions and restrictions applicable to such Restricted Stock.

7.5 Issuance of Restricted Stock. The number of shares of Restricted Stock granted pursuant to an Award shall be recorded on the books of the Company in the name of the Participant. The Company shall instruct its stock transfer agent to place a stop transfer order on such Restricted Stock until such time as the Restrictions thereon shall lapse. In the event that the Participant shall forfeit all or any portion of the Restricted Stock, the shares which are forfeited automatically shall be transferred back to the Company.

7.6 Tax Consequences. The Committee, in its sole discretion, may permit a Participant recipient who receives a Restricted Stock Award to timely make an election under Section 83(b) of the Code (a "Section 83(b) Election").

7.7 Transferability. The Shares subject to Restricted Stock Awards shall not be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Participant, during the Restricted Period.

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SECTION 8

OTHER STOCK-BASED AWARDS

8.1 Grant of Other Stock-Based Awards. Subject to the terms and provisions of the Plan, Other Stock-Based Awards may be granted to Participants at any time and from time to time as determined by the Committee. The Committee shall determine (subject to the provisions of the Plan) the terms and conditions of each Other Stock-Based Award, including the number of Shares subject to each Award, the term of the Award, any exercise or purchase price, performance goals, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Stock-Based Awards may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which a Participant is otherwise entitled.

SECTION 9

MISCELLANEOUS

9.1 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or service at any time, with or without Cause. Employment with the Company or any Subsidiary is on an at-will basis only, unless otherwise provided by an applicable employment or service agreement between the Participant and the Company or any Subsidiary, as the case may be.

9.2 Participation. No Participant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

9.3 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) any and all amounts paid by him or her in settlement thereof, with the Company’s prior written approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

9.4 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

9.5 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unexercised Award shall be transferred in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining at the Participant’s death shall be transferred to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

9.6 No Rights as Stockholder. No Participant (nor any beneficiary thereof) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or the exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or his or her beneficiary).

9.7 Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be affected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

9.8 Fractional Shares. Notwithstanding any other provision of the Plan to the contrary, no fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

9.9 Investment Representation. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares.

9.10 Specified Employees. In the event any Participant is deemed to be a Specified Employee, as described in Section 409A of the Code, and the Committee determines that Section 409A of the Code would require a six-month delay with respect to any payment hereunder to avoid the imposition of any additional taxes under Section 409A with respect to such Specified Employee, such payment subject to such delay shall be paid at the earliest date permitted under Section 409A of the Code.

9.11 REIT Status. The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded and, with respect to any Award granted under the Plan, such Award shall not vest, be exercisable or be settled:

(a)   to the extent that the grant, vesting, exercise or settlement of such Award could cause the Participant or any other person to be in violation of the Ownership Limit (as defined in the Company’s charter, as amended from time to time) or any other restriction on ownership and transfer of the Company’s stock set forth in the Company’s charter, as amended from time to time; or

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(b)   if, in the discretion of the Committee, the grant, vesting, exercise or settlement of such award could impair the Company’s status as a REIT.

9.12 Effect of Plan upon Other Compensation Plans. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees or Directors of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

9.13 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

9.14 Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

9.15 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

9.16 Dodd-Frank Compliance. Participants shall be bound by any policy adopted by the Company, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or otherwise, which, in the event of an accounting restatement by the Company due to any material noncompliance of the Company with any financial reporting requirement under applicable securities laws, provides for the Company to recover or “claw back” amounts of incentive-based compensation including, but not limited to, equity awards, to the extent such amounts exceed the compensation that would have been received from the Company after giving effect to the restatement.

SECTION 10

AMENDMENT, TERMINATION, AND DURATION

10.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason; provided, however, that if and to the extent required by law or to maintain the Plan’s qualification under the Code, the rules of any national securities exchange (if applicable), or any other applicable law, any such amendment shall be subject to stockholder approval. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

10.2 Duration of the Plan. The Plan shall become effective in accordance with Section 1.1, and subject to Section 10.1 shall remain in effect thereafter; provided, however, that without further stockholder approval, no Award may be granted under the Plan after the tenth (10th) anniversary of the effective date of the Plan, but Awards granted prior to such tenth (10th) anniversary may extend beyond that date.

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SECTION 11

TAX WITHHOLDING AND TAX BONUSES

11.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or the exercise thereof), the Company shall have the power and the right to deduct or withhold from any amounts due to the Participant from the Company, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or the exercise thereof).

11.2 Withholding Arrangements. The Committee, pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company Shares then owned by the Participant having a Fair Market Value equal to the amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount that the Committee agrees may be withheld at the time any such election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

11.3 Tax Bonuses. The Committee shall have the authority, at the time of grant of an Option or at any time thereafter, to approve tax bonuses to designated Participants. The amount of any such payments shall be determined by the Committee. The Committee shall have full authority in its absolute discretion to determine the amount of any such tax bonus and the terms and conditions affecting the vesting and payment thereafter; provided, however, that any tax bonus awarded by the Committee shall be paid to the affected Participant no later than the last day of the Participant’s taxable year next following the Participant’s taxable year in which the related taxes are remitted to the taxing authority. Except as may be provided by the Committee, no such tax bonus shall be granted to the extent the Committee determines it would result in any additional tax under Section 409A of the Code.

SECTION 12

CHANGE IN CONTROL

12.1 Change in Control. The Committee will have sole discretion to determine the treatment of outstanding awards in the event of a “change in control” (as defined in the Plan, in the applicable award agreement or in the participant’s individual’s employment or severance agreement). Such treatment may include one or more of the following: (i) continuation by the Company of awards or assumption of awards if we are not the surviving entity; (ii) substitution or replacement of awards by a successor entity with cash, securities or other rights with substantially the same terms and value; (iii) acceleration of vesting and exercisability of awards; (iv) cancellation of awards followed by a payment equal in value to awards as determined by the Committee; (v) cash-out of stock options and SARs based on their intrinsic value, if any; or (vi) with respect to awards based on performance, cessation of any incomplete performance periods with the Committee determining the level of attainment of performance goals. However, any acceleration of the vesting of outstanding awards under the Plan may only occur on a “double-trigger” basis—(i.e., upon either (i) a participant’s qualifying termination within 24 months (or a longer period specified by the Committee) following such change in control or (ii) the failure of the successor corporation to assume or continue the awards following such change in control).

12.2 Definition. For purposes of the Plan, a Change in Control shall be deemed to have occurred at any of the following times:

(a) Upon the acquisition (other than from the Company) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act (excluding, for this purpose, the Company or its affiliates, or any person, entity, or group that has beneficial ownership at the date of the adoption of the Plan of 20% or more of the outstanding shares of common stock of the Company, or any employee benefit plan of the Company or its affiliates which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of either the then outstanding shares of common stock of the Company or the Combined Voting Power of the Company’s then outstanding voting securities. "Combined Voting Power" means, as to any corporation or other entity, the combined voting power of such corporation’s or entity’s then outstanding voting securities generally entitled to vote in the election of directors, or comparable governing body, or the combined voting power of any other entity’s voting securities which directly or indirectly has the power to elect a majority of such directors or members of a comparable governing body of such other entity.

(b) At the time individuals who, as of the date on which the Plan is approved by the Company’s shareholders, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of such shareholder approval whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be, for purposes of this Subsection (b), considered as though such person were a member of the Incumbent Board; or

(c) Upon the consummation of a merger, consolidation or other similar reorganization involving the Company and one or more other entities (in each case, with respect to which persons who were the shareholders of the Company immediately prior to such merger, consolidation or reorganization do not, immediately thereafter, own more than 50% of the Combined Voting Power of the merged, consolidated or reorganized entity’s then outstanding voting securities) or the consummation of a sale of all or substantially all of the assets of the Company (other than a transaction in which persons who were shareholders of the Company immediately prior to such sale immediately after the consummation thereof own more than 50% of the Combined Voting Power of the entity acquiring such assets) or the approval by the shareholders of the Company of a plan of liquidation or dissolution of the Company.

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SECTION 13

LEGAL CONSTRUCTION

13.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

13.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.3 Requirements of Law. The grant of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required from time to time.

13.4 Securities Law Compliance. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to comply with any applicable federal or state securities law, it shall be deemed null and void, to the extent permitted by law and deemed advisable or appropriate by the Committee.

13.5 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Maryland.

13.6 Captions. Captions are provided herein for convenience of reference only and shall not serve as a basis for interpretation or construction of the Plan.

13.7 Prior Plan. The Plan succeeds the Prior Plan. Following stockholder approval of the Plan, no further awards will be made under the Prior Plan but the Prior Plan will remain in effect for the purpose of administering awards granted under the Prior Plan that are outstanding immediately prior to the date stockholder approval of the Plan is obtained, it being understood that any such outstanding awards (including outstanding awards made under the Prior Plan as to which the vesting or performance period continues beyond the date on which the Plan is approved by stockholders and pursuant to which shares may be issued after the date the Plan is so approved) shall, unless otherwise provided in the applicable award agreement, continue to be issued under, and shall remain subject to the terms of, the Prior Plan and will not be modified or affected by the Plan. In the event that the Company’s stockholders do not approve the Plan, the Prior Plan will continue in full force and effect on its terms and conditions as in effect immediately prior to the date the Plan was approved by the Board.

13.8 Section 409A. It is intended that the Plan shall be and shall remain largely exempt from Section 409A of the Code. However, if Section 409A of the Code is deemed to apply to the Plan or any payments or awards hereunder, then the Plan, payments or Awards shall be structured, interpreted and administered by the Committee to be consistent with the requirements of Section 409A of the Code. Any provisions of Section 409A of the Code (or any guidance thereunder) which are required to be in the Plan, and which are not already contained herein, are hereby incorporated by reference.

UMH PROPERTIES, INC.

By:

Title:

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